The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(1)
Registration Number 333-219381

Subject to completion, dated June 26, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated September 6, 2017)

5,000,000 Common Shares

The information included or incorporated by reference in this prospectus relates solely to the resale of up to an aggregate of 5,000,000 of our common shares by Oaktree Dry Bulk Holdings LLC, or the selling shareholder, which is an investment fund managed by Oaktree Capital Management, L.P.

Our common shares are listed on the Nasdaq Global Select Market under the symbol “SBLK.” The last reported sale price of our common shares on the Nasdaq Global Select Market on June 25, 2018 was $13.90 per share.

We will not receive any of the proceeds from the sale of the common shares by the selling shareholder. We have agreed to pay all expenses relating to registering the securities. The selling shareholder will pay any underwriting discounts and commissions and/or similar charges incurred for the sale of these common shares.

An investment in the common shares involves risks. See the section titled “Risk Factors” on page S-16 of this prospectus supplement and also the “Risk Factors” section of our annual report on Form 20-F for the year ended December 31, 2017 to read about factors you should consider before buying the common shares.

The underwriter has agreed to purchase the common shares at a price of $       per share, which will result in approximately $       of total proceeds to the selling shareholder. The underwriter may offer the common shares from time to time for sale in one or more transactions on the Nasdaq Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to its right to reject any order in whole or in part. See “Underwriting”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We anticipate that the shares will be ready for delivery on or about          , 2018

Morgan Stanley

The date of this prospectus is         , 2018

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which the selling shareholder is offering and selling common shares. The second part is the accompanying prospectus dated September 6, 2017, which contains and incorporates by reference important business and financial information about us and other information about the offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recently dated document shall control. All references in this prospectus supplement to this “prospectus” refer to this prospectus supplement together with the accompanying prospectus.

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We do not authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. The selling shareholder is not making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference is accurate only as of their respective dates, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries. All references to “Oaktree” mean Oaktree Capital Management, L.P., together with its affiliates, which is our largest shareholder. Additionally, all references to the “selling shareholder” mean Oaktree Dry Bulk Holdings LLC, which is an investment fund managed by Oaktree. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

S-ii

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	Annual Report on Form 20-F (the “2017 20-F”) for the year ended December 31, 2017, filed with the Commission on March 22, 2018, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed. In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (230): Restricted Cash”. The amendments in this ASU require that a statement of cash flows explains the change during the period in the total amount of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. Restricted cash represents minimum cash deposits or cash collateral deposits required to be maintained with certain banks under our borrowing arrangements or derivative contracts, which are legally restricted as to withdrawal or use. In the event that the obligation to maintain such deposits is expected to be terminated within the next twelve months, these deposits are classified as current assets. Otherwise, they are classified as non-current assets. We adopted this accounting standard on January 1, 2018 and therefore applied its provisions retrospectively for all periods presented. As a result net cash provided by/(used in) operating activities and net cash provided by/(used in) investing activities for the five years ended December 31, 2017, 2016, 2015, 2014 and 2013 have been revised compared to that reported in our 2017 20-F in order to remove the effect of increases or decreases in restricted cash during the corresponding periods as shown in the table contained in Annex 1 hereto. The adoption of these amendments does not impact net income/(loss) as previously reported or any prior amounts reported on the consolidated statements of comprehensive income/(loss), or the consolidated balance sheets.
•	Report on Form 6-K (the “Q1 2018 6-K”), filed with the Commission on June 13, 2018, including the exhibits thereto, which contain our unaudited interim condensed consolidated financial statements as of and for the three months ended March 31, 2018 and 2017 and the associated Management’s Discussion and Analysis of Financial Condition and Results of Operations (Exhibit 99.1). As a result of the adoption of ASU 2016-18 discussed above, net cash provided by/(used in) operating activities and net cash provided by/(used in) investing activities for the three month period ended March 31, 2017 have also been revised in order to remove the effect of increases or decreases in restricted cash during the corresponding period as shown in the table contained in Annex 1 hereto. These changes, however, have already been reflected in the statement of cash flows for the three month period ended March 31, 2017 included in the Q1 2018 6-K.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus that state that they are incorporated by reference into this prospectus until this offering is terminated. In all cases, you should rely on the later information over different information included in this prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder is not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

S-iii

You may request a free copy of the above mentioned filings or any subsequent filing we incorporate by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)

S-iv

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, as amended (the “Securities Act”), we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus supplement is a part of that registration statement, which includes additional information.

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus supplement is part of the registration statement and does not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated above. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

S-v

CAUTIONARY STATEMENTS REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes “forward-looking statements,” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charter hire rates and vessel values;
•	the strength of world economies;
•	the stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	our ability to meet requirements for additional capital and financing to complete our newbuilding program and grow our business;
•	the impact of our indebtedness and the restrictions in our debt agreements;
•	vessel breakdowns and instances of off-hire;
•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management;
•	our ability to complete acquisition transactions as planned (including the Augustea Vessel Acquisition, the OCC Vessel Acquisition and the Songa Vessel Acquisition, each as defined herein); and
•	other important factors described in the sections titled “Risk Factors” in this prospectus.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

S-vi

See the sections titled “Risk Factors” of the accompanying prospectus and in this prospectus supplement and “Item 3. Key Information—D. Risk Factors” in the 2017 20-F, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

S-vii

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. Where we state that a measurement is “on an As Adjusted Basis,” it means that measurement is computed after giving effect to all of the transactions set forth in the bullets in the first paragraph under the caption, “—Capitalization.” Where we state that a measurement is “on a transaction-adjusted basis,” it means that the measurement is computed after giving effect to the various vessel acquisition transactions (including the delivery of the various newbuilding vessels under contracts being acquired) that are described under the caption “—Recent Developments—Vessel Acquisition Transactions” as if they had been completed on June 11, 2018. As an investor or prospective investor, you should carefully review this entire prospectus and the documents incorporated by reference herein, including the section of this prospectus supplement titled “Risk Factors,” the section of the accompanying prospectus titled “Risk Factors,” “Item 3. Key Information—D. Risk Factors” in our 2017 20-F and the more detailed information that appears later in this prospectus before making an investment in the shares.

OUR BUSINESS

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. As of June 11, 2018, we have a fleet of 74 vessels, consisting primarily of Newcastlemax, Capesize as well as Kamsarmax, Ultramax and Supramax vessels with a carrying capacity between 209,537 dwt and 52,055 dwt, with an aggregate carrying capacity of 8.2 million dwt and an average age of 8.3 years. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our highly experienced executive management team, with over 120 years of combined shipping industry experience, is led by Mr. Petros Pappas, who has approximately 40 years of shipping industry experience and has managed over 350 vessel acquisitions and dispositions.

Recently, we have entered into agreements to acquire 31 additional vessels and newbuilding contracts for three additional Newcastlemax vessels, which, taken together have a carrying capacity of approximately 4.0 million dwt. See “—Recent Developments—Vessel Acquisition Transactions.” On a transaction-adjusted basis, as of June 11, 2018, our fleet would consist of 108 vessels, with an aggregate carrying capacity of 12.3 million dwt and an average of 7.3 years. Based on publicly available information, on a transaction-adjusted basis, we believe our fleet will make us one of the largest U.S. publicly traded dry bulk shipping companies by deadweight tonnage.

As of June 11, 2018, on a transaction-adjusted basis, the total aggregate remaining payments related to the construction of our remaining three newbuilding vessels were expected to be $103.8 million, payable from time to time until the delivery of each vessel. The three newbuilding vessels are being constructed at Shanghai Waigaoqiao Shipbuilding Co. (“SWS”), with expected delivery dates from the fourth quarter of 2018 to the second quarter 2019. CSSC (Hong Kong) Shipping Company Limited has agreed to finance all of the remaining newbuilding payments under a ten-year capital lease per vessel.

We are focused on taking advantage of economies of scale in commercial, technical and procurement management. Our fleet is diversified across the various dry bulk segments (from Newcastlemaxes of approximately 210,000 dwt to Supramaxes of approximately 52,000 dwt) allowing us to serve our customer needs in a variety of dry bulk cargoes over multiple routes across the globe on a continuous basis. For our on the water fleet and our newbuildings, we have focused on vessels built at leading Japanese and Chinese shipyards, which, in our experience, are more reliable and less expensive to operate and are accordingly preferred by charterers. Currently, because of prevailing market conditions, we primarily employ our vessels in the spot market, under short term time charters or voyage charters. We believe that our chartering strategy, the scale and scope of our fleet and our commercial and technical management capabilities position us to take advantage of the ongoing recovery in the dry bulk market.

We deploy a variety of commercial tools in order to improve the commercial performance of our fleet, such as participation in specialized pools, voyage charters, as well as our recently established logistics subsidiary, Star Logistics Management S.A. (“Star Logistics”). We are one of the founding members of the CCL Pool, as further described below, a commercial platform that specializes in chartering of Capesize vessels and operates approximately 76 Capesize vessels from five prominent dry bulk owners. In addition, we expect that the establishment of Star Logistics will further expand our commercial capability through additional commercial expertise and advanced tools on the Kamsarmax and geared bulk carriers. On a transaction-adjusted basis, we will have a large, modern, diverse and high-quality fleet, built at leading shipyards. As a result of customer preferences for our ships, nimble commercial management and economies of scale, we believe we will have an opportunity to capitalize on rising market demand during a period of reduced fleet growth.

OUR FOUNDER AND HIS TRACK RECORD

Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with approximately 40 years of experience and involvement in over 350 vessel acquisitions and dispositions. Entities under his management and control owned up to 30 vessels in 2001, most of which were acquired during the first quarter of 1997, the second quarter of 1998 and the second quarter of 2001, periods corresponding to low asset values and freight rates. Substantially all of these vessels were sold by the end of 2005, during a period of record high vessel values and levels of the Baltic Dry Index (“BDI”) (a daily average of charter rates for key dry bulk routes).

As further described in “—Our competitive strengths,” Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. (“Oceanbulk Maritime”).

OUR FLEET

As of June 11, 2018, our owned fleet consisted of 74 vessels with an aggregate carrying capacity of approximately 8.2 million dwt and an average age of 8.3 years.

The following tables present summary information relating to our existing fleet as of June 11, 2018. For more information regarding the vessels we are acquiring, see “—Recent Developments—Vessel Acquisition Transactions.”

Existing On the Water Fleet (As of June 11, 2018)

	Vessel Name	Vessel Type	Capacity (dwt.)	Year Built	Date Delivered to Star Bulk
1	Goliath	Newcastlemax	209,537	2015	July-15
2	Gargantua	Newcastlemax	209,529	2015	April-15
3	Star Poseidon	Newcastlemax	209,475	2016	February-16
4	Maharaj	Newcastlemax	209,472	2015	July-15
5	Star Leo(1)	Newcastlemax	207,939	2018	May-18
6	Star Ariadne(1)	Newcastlemax	207,812	2017	March-17
7	Star Eleni(1)	Newcastlemax	207,810	2018	January-18
8	Star Virgo(1)	Newcastlemax	207,810	2017	March-17
9	Star Libra(1)	Newcastlemax	207,765	2016	June-16
10	Star Marisa(1)	Newcastlemax	207,709	2016	March-16
11	Star Magnanimus(1)	Newcastlemax	207,465	2018	March-18
12	Leviathan	Capesize	182,511	2014	September-14
13	Peloreus	Capesize	182,496	2014	July-14
14	Star Martha	Capesize	180,274	2010	October-14
15	Star Pauline	Capesize	180,274	2008	December-14
16	Pantagruel	Capesize	180,181	2004	July-14
17	Star Borealis	Capesize	179,678	2011	September-11
18	Star Polaris	Capesize	179,600	2011	November-11
19	Star Angie	Capesize	177,931	2007	October-14
20	Big Fish	Capesize	177,662	2004	July-14
21	Kymopolia	Capesize	176,990	2006	July-14
22	Star Triumph	Capesize	176,343	2004	December-17
23	Big Bang	Capesize	174,109	2007	July-14
24	Star Aurora	Capesize	171,199	2000	September-10
25	Amami	Post Panamax	98,681	2011	July-14
26	Madredeus	Post Panamax	98,681	2011	July-14
27	Star Sirius	Post Panamax	98,681	2011	March-14

	Vessel Name	Vessel Type	Capacity (dwt.)	Year Built	Date Delivered to Star Bulk
28	Star Vega	Post Panamax	98,681	2011	February-14
29	Star Angelina	Kamsarmax	82,981	2006	December-14
30	Star Gwyneth	Kamsarmax	82,790	2006	December-14
31	Star Kamila	Kamsarmax	82,769	2005	September-14
32	Pendulum	Kamsarmax	82,619	2006	July-14
33	Star Maria	Kamsarmax	82,598	2007	November-14
34	Star Markella	Kamsarmax	82,594	2007	September-14
35	Star Danai	Kamsarmax	82,574	2006	October-14
36	Star Georgia	Kamsarmax	82,298	2006	October-14
37	Star Sophia	Kamsarmax	82,269	2007	October-14
38	Star Mariella	Kamsarmax	82,266	2006	September-14
39	Star Moira	Kamsarmax	82,257	2006	November-14
40	Star Nina	Kamsarmax	82,224	2006	January-15
41	Star Renee	Kamsarmax	82,221	2006	December-14
42	Star Nasia	Kamsarmax	82,220	2006	August-14
43	Star Laura	Kamsarmax	82,209	2006	December-14
44	Star Jennifer	Kamsarmax	82,209	2006	April-15
45	Star Helena	Kamsarmax	82,187	2006	December-14
46	Star Charis	Kamsarmax	81,711	2013	March-17
47	Star Suzanna	Kamsarmax	81,711	2013	May-17
48	Mercurial Virgo	Kamsarmax	81,545	2013	July-14
49	Star Iris	Panamax	76,466	2004	September-14
50	Star Emily	Panamax	76,417	2004	September-14
51	Idee Fixe(1)	Ultramax	63,458	2015	March-15
52	Roberta(1)	Ultramax	63,426	2015	March-15
53	Laura(1)	Ultramax	63,399	2015	April-15
54	Kaley(1)	Ultramax	63,283	2015	June-15
55	Kennadi	Ultramax	63,262	2016	January-16
56	Mackenzie	Ultramax	63,226	2016	March-16
57	Star Challenger	Ultramax	61,462	2012	December-13
58	Star Fighter	Ultramax	61,455	2013	December-13
59	Star Lutas	Ultramax	61,347	2016	January-16
60	Honey Badger	Ultramax	61,320	2015	February-15
61	Wolverine	Ultramax	61,292	2015	February-15
62	Star Antares	Ultramax	61,258	2015	October-15
63	Star Acquarius	Ultramax	60,916	2015	July-15
64	Star Pisces	Ultramax	60,916	2015	August-15
65	Diva	Supramax	56,582	2011	July-17
66	Strange Attractor	Supramax	55,742	2006	July-14
67	Star Omicron	Supramax	53,489	2005	April-08
68	Star Gamma	Supramax	53,098	2002	January-08
69	Star Zeta	Supramax	52,994	2003	January-08
70	Star Delta	Supramax	52,434	2000	January-08
71	Star Theta	Supramax	52,425	2003	December-07
72	Star Epsilon	Supramax	52,402	2001	December-07
73	Star Cosmo	Supramax	52,247	2005	July-08
74	Star Kappa	Supramax	52,055	2001	December-07
		Total dwt:	8,208,918
(1)	Subject to a bareboat charter with purchase obligation at the expiration of the bareboat term.

Augustea fleet being acquired

	Vessel Name	Vessel Type	Capacity (dwt.)	Shipyard	Year Built
1	ABOY Sienna (1)	Newcastlemax	208,000	SWS	2017
2	ABOY Laetitia(1)	Newcastlemax	208,000	SWS	2017
3	ABOY Karlie(1)	Newcastlemax	208,000	SWS	2016
4	ABY Scarlett	Capesize	178,000	Jinhai	2014
5	ABYO Audrey	Capesize	175,125	New Times	2011
6	Paola	Mini-Capesize	115,259	NTS	2011
7	ABML Eva	Mini-Capesize	106,659	STX Dalian	2011
8	Piera	Post-Panamax	91,951	Sungdong	2010
9	Maria Laura Prima	Post Panamax	91,945	Sungdong	2010
10	Aphrodite	Post Panamax	91,827	Sungdong	2011
11	ABY Jeannette	Kamsarmax	83,000	STX	2014
12	ABY Asia(1)	Kamsarmax	82,000	Sanoyas	2017
13	Lydia Cafiero	Kamsarmax	81,187	JMU	2013
14	Nicole	Kamsarmax	81,120	JMU	2013
15	ABY Virginia	Kamsarmax	81,000	JMU	2015
16	ABY Monica	Ultramax	60,000	JMU	2015
		Total dwt:	1,943,073
(1)	Subject to a bareboat charter with purchase obligation at the expiration of the bareboat term.

Songa fleet being acquired

	Vessel Name	Vessel Type	Capacity (dwt.)	Shipyard	Year Built
1	Songa Claudine	Capesize	181,258	STX SB (Jinhae)	2011
2	Songa Opus	Capesize	180,706	STX SB (Jinhae)	2010
3	Songa Mountain	Capesize	179,150	Hyundai HI (Ulsan)	2009
4	Songa Hirose	Kamsarmax	83,494	Sanoyas	2011
5	Songa Maru	Kamsarmax	82,687	Tsuneishi Zhoushan	2008
6	Songa Grain	Kamsarmax	82,672	Tsuneishi Zosen	2008
7	Songa Moon	Kamsarmax	82,158	Tsuneishi Zosen	2012
8	Songa Hadong	Kamsarmax	82,158	Tsuneishi Zosen	2012
9	Songa Devi	Kamsarmax	81,918	Tsuneishi Zosen	2014
10	Songa Delmar	Kamsarmax	81,501	Hyundai Samho HI	2011
11	Songa Sky	Kamsarmax	81,466	Sumitomo	2010
12	Songa Genesis	Kamsarmax	82,705	STX SB (Jinhae)	2010
13	Songa Flama	Kamsarmax	80,448	STX SB (Jinhae)	2011
14	Songa Wave	Ultramax	61,491	Dalian COSCO KHI	2017
15	Songa Glory	Supramax	58,680	Nantong COSCO KHI	2012
			1,482,492

Newbuilding Vessels being acquired from Oceanbulk Container Carriers

	Vessel Name	Vessel Type	Capacity (dwt.)	Shipyard	Expected delivery date
1	HN 1388(1)	Newcastlemax	208,000	SWS	Dec-18
2	HN 1389(1)	Newcastlemax	208,000	SWS	Feb-19
3	HN 1390(1)	Newcastlemax	208,000	SWS	Apr-19
			624,000
(1)	Subject to a bareboat charter with purchase obligation at the expiration of the bareboat term.

OUR COMPETITIVE STRENGTHS

We believe that we possess a number of competitive strengths in our industry, including:

We manage a high quality modern fleet and are well-positioned to take advantage of the ongoing recovery in the dry bulk market

We own a modern, diverse, high quality fleet of dry bulk carrier vessels. As of June 11, 2018, our fleet consists of 74 vessels currently in the water, and we have agreed to acquire a further 31 vessels on the water and an additional three Newcastlemax newbuilding vessels to be delivered from SWS from the last quarter of 2018 until the second quarter of 2019. On a transaction-adjusted basis, as of June 11, 2018, our fleet would consist of 108 vessels, with an aggregate carrying capacity of 12.3 million dwt and an average age of 7.3 years. We believe that owning a modern, high quality fleet reduces operating costs, improves safety and provides us with a competitive advantage in securing favorable time charters. We maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea, and adopting a comprehensive maintenance program for each vessel. Furthermore, we take a proactive approach to safety and environmental protection through comprehensively planned maintenance systems, preventive maintenance programs and by retaining and training qualified crews.

Based on the scale, scope and quality of our fleet and our commercial and technical management capabilities and because much of our fleet is currently chartered on the spot market, we believe we are well-positioned to take advantage of the ongoing recovery in the dry bulk market.

In-house commercial and technical management of our fleet enable us to have competitive operating expenses and high vessel maintenance standards

We conduct a significant portion of the commercial and technical management of our vessels in-house through our wholly owned subsidiaries, Star Bulk Management Inc., Star Bulk Shipmanagement Company (Cyprus) Limited and Starbulk S.A. We believe having control over the commercial and technical management provides us with a competitive advantage over many of our competitors by allowing us to more closely monitor our operations and to offer higher quality performance, reliability and efficiency in arranging charters and the maintenance of our vessels. We also believe that these management capabilities contribute significantly in maintaining a lower level of vessel operating and maintenance costs, without sacrificing the quality of our operations. Reflecting the continued quality of our vessels, as of June 11, 2018, we are considered as a top quality service provider and we are rated among the top five operators among approximately 70 shipowners by Rightship, a ratings agency that evaluates the condition of dry bulk vessels.

Focus on fuel efficiency and new technology to improve vessel operations

As of June 11, 2018, on a transaction-adjusted basis, 40 of our on the water vessels will be Eco-type vessels, which enable us to take advantage of available fuel cost savings and operational efficiencies and give us the opportunity to generate advantageous daily time charter equivalent (“TCE”) rates. In addition to our Eco-type vessels, on a transaction-adjusted basis, 69 of our operating vessels have been or are in the process of being equipped with sliding engine valves and 61 of our vessels have been or are in the process of being equipped with alpha lubricators, which provide increased fuel efficiency and decreased lubricant consumption, and over 40% of our operating fleet has been equipped with a sophisticated vessel remote monitoring system. The vessel remote monitoring system allows us to collect real-time information on the performance of critical on-board equipment, with a particular focus on fuel consumption and engine performance. Using this information, we are able to be proactive in identifying potential problems and to evaluate optimum operating parameters during various sea passage conditions. We also are able to compare actual vessel performance to reported vessel performance and provide feedback to crews in real time, thereby reducing the likelihood of errors or omissions by our crews. The vessel remote monitoring system is designed to enhance our ability to manage the operations of our vessels, thereby increasing operational efficiency and reducing maintenance costs and off-hire time. Finally, because of the similarities between certain of our vessels, we can take advantage of efficiencies in crewing, training and spare parts inventory management and can apply technical and operational knowledge of one ship to its sister ships.

Experienced management team with a strong track record in the shipping industry

Our company’s leadership has considerable shipping industry expertise. Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with approximately 40 years of experience and more than 350 vessel acquisitions and dispositions. Mr. Pappas has extensive experience in operating and investing in shipping, including through his family’s principal shipping operations and investment vehicle, Oceanbulk Maritime. Mr. Pappas also has extensive relationships in the shipping industry, and he has leveraged his deep relationships with shipbuilders to formulate our newbuilding program.

Mr. Hamish Norton, our President, is an executive of Oceanbulk Maritime and the Chief Financial Officer and Head of Corporate Development of Oceanbulk’s joint ventures with Oaktree since 2012 with an extensive experience in the shipping industry. Prior to joining Oceanbulk Maritime, from 2007 through 2012, Mr. Norton was a Managing Director and the Global Head of the Maritime Group at Jefferies LLC, and from 2000 to 2007, he was head of the shipping practice at Bear Stearns. Mr. Norton has advised in numerous capital markets and mergers and acquisitions transactions by shipping companies.

Mr. Christos Begleris, our Co-Chief Financial Officer, is an executive of Oceanbulk Maritime since 2013 and the Deputy Chief Financial Officer of Oceanbulk’s joint ventures with Oaktree. He has been involved in the shipping industry since 2008 and has considerable banking and capital markets experience.

Mr. Simos Spyrou, our Co-Chief Financial Officer, has served as Chief Financial Officer of Star Bulk since September 2011. Mr. Spyrou also has approximately 14 years of experience in the Greek equity and derivative markets at the Hellenic Exchanges Group.

Mr. Nicos Rescos, our Chief Operating Officer, has served as the Chief Operating Officer of Oceanbulk Maritime since April 2010 and the Commercial Director of Goldenport Holdings Inc. since 2000. He has been involved in the shipping industry in key commercial positions since 1993 and has strong expertise in the dry bulk, container and product tanker markets.

Extensive relationships with customers, lenders, shipyards and other shipping industry participants

Through Mr. Pappas and our senior management team, we have strong global relationships with shipping companies, charterers, shipyards, brokers and commercial shipping lenders. Our senior management and chartering teams have a long track record in the voyage and time chartering of dry bulk ships, which we expect will have great benefit to us in increasing the profitability of our fleet. We believe that these relationships with these counterparties and our strong sale and purchase track record and reputation as a creditworthy counterparty should provide us with access to attractive asset acquisitions, chartering and ship financing opportunities. Mr. Pappas has also leveraged his deep relationships with various shipyards to enable us to implement our newbuilding program with vessels of high specification.

OUR BUSINESS STRATEGIES

Our primary objectives are to operate our business profitably and to continue to grow as a successful owner and operator of dry bulk vessels. The key elements of our strategy are:

Capitalize on potential increases in charter hire rates for dry bulk shipping

The dry bulk shipping industry is cyclical in nature. The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss, and the demand for dry bulk shipping is often dependent on economic conditions, and international trade. The recent historically low dry bulk charter hire rates seen in 2016 acted as a catalyst for ship owners, who scrapped a significant number of vessels, until equilibrium between demand and supply of vessels was achieved. Based on our analysis of industry dynamics, we believe that dry bulk charter hire rates will rise in the medium term due to historically low vessel deliveries. As of June 2018, the global dry bulk carrier order book amounted to approximately 9.7% of the existing fleet at that time. During 2017, a total of 14.6 million dwt was scrapped, representing significant scrapping activity but lower than the third-highest figure on record during 2016 (29.3 million dwt), as the dry bulk market improved. As of the end of May 2018, the year to date 2018 demolition rate is 2.1 million dwt, which represents a 71.1% decrease over the demolition rate for the corresponding period in 2017. Historically, from 2006 to 2015, vessel annual demolition rate averaged 15.2 million dwt per year, with a high of 33.41 million dwt scrapped in 2012. Given the reduced vessel supply, and the continued strength in demand for dry bulk commodities globally, we believe there will be an increasingly positive effect on freight rates in the future. While the charter market remains at current levels, we intend to operate our vessels in the spot market under short-term time charter market or voyage charters in order to benefit from any future increases in charter rates.

Charter our vessels in an active and sophisticated manner

Our business strategy is centered on arranging voyage and short-term time charters for our vessels given the current market levels. This approach is also tailored specifically to the fuel efficiency of our younger vessels. While this process is more difficult and labor intensive than placing our vessels on longer-term time charters, it can lead to greater profitability, particularly for vessels that have lower fuel consumption than typical vessels. When operating a vessel on a voyage charter, we (as owner of the vessel) will incur fuel costs, and therefore, we are in a position to benefit from fuel savings (particularly for our Eco-type vessels). If charter market levels rise, we may employ part of our fleet in the long-term time charter market, while we may be able to more advantageously employ our younger Eco-type vessels in the voyage charter market and/or short-term time charters in order to capture the benefit of available fuel cost savings. Our large, diverse and high quality fleet provides scale to major charterers, such as iron ore miners, utility companies and commodity trading houses. On December 17, 2014, we announced the formation of a long-term strategic partnership with a significant iron ore mining company for the chartering of three Newcastlemax vessels, under an index-linked voyage charter for a five-year period. This arrangement will allow us to take the full benefit of the vessels’ increased cargo carrying capacity as well as potential savings arising from their fuel efficiency, as we will be compensated on a $/ton basis, while being responsible for the voyage expenses of the vessels. We seek similar arrangements with other charterers, providing the scale required for the transportation of large commodity volumes over a multitude of trading routes around the world.

On January 25, 2016, we entered into a Capesize vessel pooling agreement (“CCL”) with Bocimar International NV, Golden Ocean Group Limited and C Transport Holding Ltd. During 2017, we operated seven of our Capesize dry bulk vessels as part of one combined CCL fleet. The CCL fleet (which now includes additional vessels from Songa Bulk AS) consists of approximately 76 modern Capesize vessels and is being managed out of Singapore and Antwerp. Each vessel owner will continue to be responsible for the operating, accounting and technical management of its respective vessels. The objective of this pool is to provide improved scheduling ability through the joint marketing opportunity that CCL represents for our Capesize vessels, with the overall aim of enhancing economic efficiencies.

On October 3, 2017, we formed Star Logistics as a new subsidiary, which focuses on servicing the end user by connecting origination and destination of dry bulk commodities. Star Logistics charters-in our and third party vessels to service specific cargo and charter hire agreements. The creation of Star Logistics is expected to further expand our commercial capability through additional commercial expertise on the Kamsarmax and geared bulk carriers (i.e. Ultramax and Supramax vessels). Moreover, Star Logistics will provide us with access to considerable cargo flow and market information as it is staffed by an experienced team of shipping logistics professionals and is based in Geneva, Switzerland, giving us a significant presence in a main center of the dry bulk commodities market.

Expand and renew our fleet through opportunistic acquisitions of high-quality vessels at attractive prices

Recently, we have entered into agreements to acquire 31 additional vessels and three additional Newcastlemax newbuilding contracts, which, taken together have a carrying capacity of approximately 4.0 million dwt. See “—Recent Developments—Vessel Acquisition Transactions.” On a transaction-adjusted basis, as of June 11, 2018, our fleet would consist of 108 vessels, with an aggregate carrying capacity of 12.3 million dwt and an average of 7.3 years.

As market conditions continue to improve, we may opportunistically acquire high-quality vessels at attractive prices that are accretive to our cash flow. We also look to opportunistically renew our fleet by replacing older vessels that have higher maintenance and survey costs and lower operating efficiency with newer vessels that have lower operating costs, fewer maintenance and survey requirements, lower fuel consumption and overall enhanced commercial attractiveness to our charterers. When evaluating acquisitions, we will consider and analyze, among other things, our expectations of fundamental developments in the dry bulk shipping industry sector, the level of liquidity in the resale and charter market, the cash flow earned by the vessel in relation to its value, its condition and technical specifications with particular regard to fuel consumption, expected remaining useful life, the credit quality of the charterer and duration and terms of charter contracts for vessels acquired with charters attached, as well as the overall diversification of our fleet and customers. We believe that these circumstances combined with our management’s knowledge of the shipping industry may present an opportunity for us to continue to grow our fleet at favorable prices.

Maintain a strong balance sheet through moderate use of leverage

We finance our fleet, including future vessel acquisitions, with a mix of debt (subject to certain restrictions in our debt agreements) and equity, and we intend to maintain moderate levels of leverage over time, even though we may have the capacity to obtain additional financing. As of March 31, 2018, our debt to total capitalization ratio was approximately 49%. Charterers have increasingly favored financially solid vessel owners, and we believe that our balance sheet strength will enable us to access more favorable chartering opportunities, as well as give us a competitive advantage in pursuing vessel acquisitions from commercial banks and shipyards, which in our experience have recently displayed a preference for contracting with well-capitalized counterparties.

OAKTREE

Oaktree is our largest shareholder. Oaktree Capital Management, L.P., together with its affiliates, is a leader among global investment managers specializing in alternative investments, with $121 billion in assets under management as of March 31, 2018. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 900 employees and offices in 18 cities worldwide.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime, which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RECENT DEVELOPMENTS

Vessel Acquisition Transactions

Augustea Vessel Acquisition

On April 20, 2018, we entered into a definitive agreement to acquire 16 vessels (the “Augustea Vessels”), with an aggregate capacity of 1.94 million dwt., from entities affiliated with Augustea Atlantica SpA (“Augustea”) and York Capital Management (“York”) in an all-share transaction (the “Augustea Vessel Acquisition”). As consideration for the Augustea Vessel Acquisition, we have agreed to issue approximately 10.5 million common shares to the sellers of the Augustea Vessels. We have agreed to grant certain equity holders of the Augustea Vessels customary registration rights over their common shares. Under the terms of the agreement governing the Augustea Vessel Acquisition, the consideration was determined based on the average vessel valuations by independent vessel appraisers and is subject to adjustments for cash, debt and capital expenditures on the closing date. As part of the transaction, we will assume debt of $310.0 million. An entity affiliated with family members of our CEO, Mr. Petros Pappas, is a passive minority investor in three of the Augustea Vessels. The Augustea Vessel Acquisition was approved by the disinterested members of our Board of Directors. The Augustea Vessel Acquisition, which is expected to be completed in the third quarter of 2018, remains subject to the execution of definitive financing agreements and customary closing conditions. Upon completion of the Augustea Vessel Acquisition, Mr. Raffaele Zagari will be appointed to our Board of Directors.

OCC Vessel Acquisition

On May 14, 2018, we entered into a definitive agreement with Oceanbulk Container Carriers LLC (“OCC”), an entity affiliated with Oaktree Capital Management L.P. and with family members of our CEO, Mr. Petros Pappas, (the “OCC Vessel Acquisition”), pursuant to which we will acquire three newbuilding Newcastlemax vessels, to be delivered from the fourth quarter of 2018 to the second quarter of 2019, with an aggregate capacity of 0.62 million dwt. (the “OCC Vessels”), for an aggregate of 3.39 million of our common shares subject to adjustments for cash, debt and capital expenditures on the closing date. We have agreed to grant to the equity holders of OCC customary registration rights over their common shares. CSSC (Hong Kong) Shipping Company Limited has agreed to provide a ten-year capital lease of $104.4 million to finance the remaining $103.8 million capital expenditures on the OCC Vessels. The OCC Vessel Acquisition was approved by the disinterested members of our Board of Directors. The OCC Vessel Acquisition is expected to be completed in the second quarter of 2018.

Songa Vessel Acquisition

On May 14, 2018, we entered into a definitive agreement with Songa Bulk ASA (“Songa”) pursuant to which we will acquire 15 operating vessels, with an aggregate capacity of 1.48 million dwt. (the “Songa Vessels”), for an aggregate of our 13.725 million common shares and $145.0 million in cash (the “Songa Vessel Acquisition” and together with the OCC Vessel Acquisition and the Augustea Vessel Acquisition, the “Vessel Acquisition Transactions”). The cash portion of the consideration will be financed through proceeds of a new five-year capital lease of $180.0 million with China Merchants Bank Leasing with a margin of 280 basis points, thus offering approximately $35.0 million of additional liquidity. On June 5, 2018 the shareholders of Songa approved the transaction. The Songa Vessel Acquisition remains subject to customary closing conditions, including the approval by the stock exchange Oslo Børs of the secondary listing for our common shares, and is expected to be completed in the third quarter of 2018. Companies controlled by Messrs. Arne Blystad, Magnus Roth and Herman Billung represent approximately 30% of the outstanding shares of Songa. Upon completion of the Songa Vessel Acquisition, Mr. Arne Blystad will be appointed to our Board of Directors and Mr. Herman Billung will join our management team.

Financing Activities

On April 19, 2018, we entered into a loan agreement with the National Bank of Greece for the refinancing of the Commerzbank $120.0 million Facility (as defined in our annual report on Form 20-F, filed with the Commission on March 22, 2018 (the “2017 20-F“)). On May 3, 2018, we drew $30.0 million under the new facility (the “NBG $30,000 Facility”), which we used with cash on hand to fully repay the $34.7 million outstanding under the Commerzbank $120.0 million Facility. The NBG $30,000 Facility is secured by a first priority mortgage on the vessels previously pledged under the Commerzbank $120.0 million Facility. The NBG $30,000 Facility matures on December 31, 2022 and is repayable in 19 equal quarterly installments of $0.9 million, commencing in August 2018, and a final balloon payment of $12.0 million, payable together with the last installment.

In April 2018, we entered into a committed term-sheet with DNB Bank ASA, or the “DNB $310,000 Facility,” for a loan of $310.0 million, a tranche of $240.0 million of which, will refinance all amounts outstanding under the ABN $87,458 Facility, the DNB-SEB-CEXIM $227,500 Facility, the DNB $120,000 Facility, the Deutsche Bank AG $39,000 Facility and the ABN AMRO Bank N.V. $30,844 Facility (each as defined in the 2017 20-F). The loan will be secured by a first priority mortgage on the vessels previously pledged under the refinanced facilities. The drawdown of the tranche of $240.0 million is expected to be consummated in the third quarter of 2018 and will be repayable in 20 equal quarterly installments of $8.7 million and a balloon payment along with the last installment in an amount of $66.1 million. The tranche of $70.0 million will be repayable in 12 quarterly installments, each being equal to 5.55% of that tranche and the remaining balance will be repaid in the form of a balloon installment at the final repayment date. The completion of the transaction is subject to the execution of customary definitive documentation.

In April 2018, we entered into a committed term sheet with ING Bank N.V., London Branch, or the “ING $45,000 Facility,” for a loan of $45.0 million to refinance all amounts outstanding under the Deutsche Bank $85,000 Facility (as defined in the 2017 20-F). The drawdown of the facility is expected to be consummated in the third quarter of 2018 and will be repayable in 28 equal quarterly installments of $0.9 million and a balloon payment along with the last installment in an amount of $18.8 million. The facility will be secured by a first priority mortgage on the vessels previously pledged under the refinanced Deutsche Bank $85,000 Facility. The completion of the transaction is subject to the execution of customary definitive documentation.

In April 2018, we entered into a committed term sheet with Citibank N.A., London Branch, or the “Citi $130,000 Facility,” for a loan of approximately $130.0 million to refinance in full the approximately $65.2 million outstanding under the Citi Facility (as defined in the 2017 20-F) and provide $64.8 million to refinance the existing indebtedness of five of the Augustea Vessels. The total loan amount is expected to be drawn in the third quarter of 2018 and will be repayable in 20 equal quarterly installments of $3.65 million each, and a balloon payment along with the last installment in an amount of $57.0 million. The facility will be secured by a first priority mortgage on the vessels previously pledged under the refinanced Citi Facility and five of the Augustea Vessels. The completion of the transaction is subject to the execution of customary definitive documentation.

In May 2018, we paid an aggregate amount of $30.0 million in total to all parties under our Supplemental Agreements (as defined in the 2017 20-F), which consisted of (i) an amount of $25.9 million representing the excess cash for the quarter ended March 31, 2018, pursuant to the cash sweep mechanism in the Supplemental Agreements, and (ii) an additional amount of $4.1 million paid to the parties under our Supplemental Agreements due to the improved market conditions.

In June 2018, we entered into a committed term sheet with Credit Agricole Corporate and Investment Bank, or the “Credit Agricole $43,000 Facility,” for a loan of $43.0 million to refinance all outstanding amounts under the Credit Agricole $70,000 Facility (as defined in the 2017 20-F) that is expected to be drawn in the third quarter of 2018. The facility will be secured by the two vessels previously securing the Credit Agricole $70,000 Facility and will be available in two tranches, each being repayable in 20 equal quarterly installments of $0.6 million and a balloon payment along with the last installment in an amount of $9.0 million. The completion of the transaction is subject to the execution of customary definitive documentation.

THE OFFERING

Common shares offered for resale by the selling shareholder in this offering
5,000,000 common shares
Common shares to be outstanding upon completion of this offering
64,160,004 common shares

The above number of our common shares outstanding excludes approximately (a) 596,500 common shares granted but not yet vested, (b) 104,250 options to acquire common shares granted but not yet exercised and (c) 303,500 common shares reserved for issuance under our equity incentive plans.

Recently, we have entered into a number of agreements to acquire additional vessels for our fleet for consideration that includes newly issued common shares. See “—Recent Developments—Vessel Acquisition Transactions.”

On a transaction-adjusted basis:

•	We would have 91,798,507 common shares outstanding; and
•	Based on publicly available information, our largest five shareholders would be Oaktree, York, Impala Asset Management, Augustea and affiliates of Mr. Pappas, each of which would respectively own approximately 38.8%, 6.2%, 4.5%, 4.3% and 4.3% of our outstanding common shares.

On a transaction-adjusted basis, and after completion of this offering (assuming our largest shareholders do not acquire any common shares in this offering):

•	We would have 91,798,507 common shares outstanding; and
•	Based on publicly available information, our largest five shareholders would be Oaktree, York, Impala Asset Management, Augustea and affiliates of Mr. Pappas, each of which would own approximately 33.4%, 6.2%, 4.5%, 4.3% and 4.3% of our outstanding common shares.
Lock-Up Agreements
Oaktree and each of our executive officers and directors have entered into customary lock-up agreements with the representatives of the underwriters with a duration of 45 days from the date of the underwriting agreement we will enter into in connection with this offering, subject to certain exceptions, including, but not limited to, being permitted to pledge their common shares as collateral or security for foreign exchange swaps and custody agreements and to make transfers of pledged common shares as a result of foreclosure thereupon.
Voting rights
Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Dividend policy
We have not paid dividends in the last five years, and we have no current intention to pay dividends. Additionally, we are restricted from paying dividends under our loan agreements until the Deferred Amounts (as defined in the 2017 20-F) under our credit facilities are repaid in full. Following the repayment of all Deferred Amounts and the termination of those restrictions, we will review our dividend policy from time to time taking into account market conditions.
Use of Proceeds
All of the common shares being offered hereby are being sold by the selling shareholder identified in this prospectus. We will not receive any proceeds from the sale of the common shares pursuant to this prospectus.
Listing
Our common shares are listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SBLK”.
Risk Factors
An investment in our common shares involves risks. See the section under the caption, “Risk Factors,” on page S-16 of this prospectus supplement as well as the “Risk Factors” section of our 2017 Form 20-F to read about factors you should consider before buying our common shares. You should also consider the risk factors described in the documents incorporated by reference in this prospectus.

SUMMARY HISTORICAL FINANCIAL AND OPERATING INFORMATION

Set forth below are the summary historical consolidated financial and other data of Star Bulk and its consolidated subsidiaries for the periods and as of the dates indicated.

The summary historical consolidated financial data as of and for the years ended December 31, 2015, 2016 and 2017 have been derived from our consolidated financial statements as of such dates and for such years, which have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., as indicated in the 2017 20-F, except for net cash provided by/(used in) operating activities and net cash provided by/(used in) investing activities, which have been revised compared to the items reported in our 2017 20-F following the retrospective application of ASU 2016-18, as adopted on January 1, 2018, as further described in the section titled “Information Incorporated by Reference”.

The summary historical consolidated financial data as of and for the three months ended March 31, 2018 and 2017 have been derived from our consolidated financial statements as of such dates and for such periods included in our unaudited interim condensed consolidated financial statements for the three months ended March 31, 2018 and 2017 (contained in Exhibit 99.1 to the Q1 2018 6-K), which are unaudited but which have been prepared on the same basis as our audited consolidated financial statements and, in the opinion of our management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the information set forth therein. As further described in the section titled “Information Incorporated by Reference”, the effects of the adoption of ASU 2016-18 on net cash provided by/(used in) operating activities and net cash provided by/(used in) investing activities for the period ended March 31, 2017 have already been reflected in the statement of cash flows for such period included in the Q1 2018 6-K.

The summary historical consolidated financial data below should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and related notes included in the 2017 20-F, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our unaudited interim condensed consolidated financial statements and related notes included in Exhibit 99.1 to the Q1 2018 6-K.

	Year ended December 31,			Three months ended March 31,
	2015(1)	2016(1)	2017(1)	2017(1)	2018
Income Statement Data (In thousands of U.S. Dollars, except per share and share data):
Voyage revenues	$234,035	$221,987	$331,976	$64,866	$121,057
Management fee income	251	119	—	—	—
	234,286	222,106	331,976	64,866	121,057
Voyage expenses	72,877	65,821	64,682	14,999	22,695
Charter-in hire expenses	1,025	3,550	5,325	855	16,470
Vessel operating expenses	112,796	98,830	101,428	24,415	26,273
Dry docking expenses	14,950	6,023	4,262	1,392	1,120
Depreciation	82,070	81,935	82,623	19,645	21,168
Management fees	8,436	7,604	7,543	1,814	1,930
General and administrative expenses	23,621	24,602	30,955	8,032	7,319
(Gain)/loss on forward freight agreements and bunker swaps	—	(411)	841	797	812
Impairment loss	321,978	29,221	—	—	—
Loss on time charter agreement termination	2,114	—	—	—	—
Other operational loss	—	503	989	—	—
Other operational gain	(592)	(1,565)	(2,918)	(2,166)	(5)
(Gain)/Loss on sale of vessels	20,585	15,248	(2,598)	369	—
	659,860	331,361	293,132	70,152	97,782
Operating income/(loss)	(425,574)	(109,255)	38,844	(5,286)	23,275
Interest and finance costs	(29,661)	(41,217)	(50,458)	(11,141)	(14,273)
Interest and other income	1,090	876	2,997	620	893
Gain/(Loss) on derivative financial instruments, net	(3,268)	(2,116)	246	247	(1)
Loss on debt extinguishment	(974)	(2,375)	(1,257)	(358)	—

	Year ended December 31,			Three months ended March 31,
	2015(1)	2016(1)	2017(1)	2017(1)	2018
Total other expenses, net	(32,813)	(44,832)	(48,472)	(10,632)	(13,381)
Income/(loss) before equity in income of investee	(458,387)	(154,087)	(9,628)	(15,918)	9,894
Equity in income of investee	210	126	93	33	6
Income/(loss) before taxes	(458,177)	(153,961)	(9,535)	(15,885)	9,900
Income taxes	—	(267)	(236)	(65)	—
Net income/(loss)	$(458,177)	$(154,228)	$(9,771)	$(15,950)	$9,900
Earnings/(loss) per share, basic	$(11.71)	$(3.24)	$(0.16)	$(0.26)	$0.15
Earnings/(loss) per share, diluted	$(11.71)	$(3.24)	$(0.16)	$(0.26)	$0.15
Weighted average number of shares outstanding, basic	39,124,673	47,574,454	63,034,394	61,027,878	64,107,324
Weighted average number of shares outstanding, diluted	39,124,673	47,574,454	63,034,394	61,027,878	64,303,356
Other Financial Data (In thousands of U.S. Dollars):
Net cash provided by/(used in) operating activities	$(14,578)	$(33,232)	$82,804	$6,329	$31,582
Net cash provided by/(used in) investing activities	$(397,508)	$(13,425)	$(127,101)	$(95,216)	$(71,266)
Net cash provided by/(used in) financing activities	$534,167	$20,366	$122,035	$127,442	$30,500
Fleet Data:
Average number of vessels(1)	69.06	69.77	69.55	67.3	72
Total ownership days for fleet(2)	25,206	25,534	25,387	6,058	6,483
Total available days for fleet(3)	24,096	24,623	25,272	6,009	6,483
Charter-in days for fleet(4)	108	366	428	90	928
Fleet Utilization(5)	96%	96%	100%	99%	100%
Average daily results (In U.S. Dollars):
Time charter equivalent(6)	7,042	6,208	10,393	8,156	12,586
Vessel operating expenses(7)	4,475	3,871	3,995	4,030	4,052
(1)	We adopted the provisions of ASC 606 on January 1, 2018 using the modified retrospective approach. As a result, comparative periods have not been restated.
	Year ended December 31,			Three months ended March 31,
	2015	2016	2017	2018
Balance Sheet Data at period end (In thousands of U.S. Dollars):
Cash and cash equivalents	$208,056	$181,758	$257,911	$248,158
Advances for vessels under construction and vessel acquisition	127,910	64,570	48,574	17,028
Vessels and other fixed assets, net	1,757,552	1,707,209	1,775,081	1,858,347
Total assets	2,148,846	2,011,702	2,145,764	2,196,083
Current portion of long-term debt and short-term lease commitments	131,631	6,235	189,306	147,525
Total long-term debt, including long term lease commitments, excluding current portion, net of deferred finance fees	795,267	896,332	789,878	862,733
8.00% Senior Notes due 2019 and 8.30% Senior Notes due 2022, net of unamortized deferred finance fees(8)	48,323	48,757	48,000	48,101
Common Stock	438	566	642	642
Total Stockholders’ equity	1,135,358	1,037,230	1,088,052	1,097,389
Total liabilities and stockholders’ equity	$2,148,846	$2,011,702	$2,145,764	$2,196,083
(1)	Average number of vessels is the number of vessels that constituted our operating fleet for the relevant period, as measured by the sum of the number of days each operating vessel was a part of our operating fleet during the period divided by the number of calendar days in that period.

(2)	Ownership days are the total number of calendar days each vessel in the fleet was owned by us for the relevant period.
(3)	Available days for the fleet are the Ownership days after subtracting off-hire days for major repairs, dry docking or special or intermediate surveys and lay-up days, if any.
(4)	Charter-in days are the total days that we charter-in third-party vessels
(5)	Fleet utilization is calculated by dividing (x) Available days plus Charter-in days by (y) Ownership days plus Charter-in days for the relevant period.
(6)	Time charter equivalent rate (the “TCE rate”) represents the weighted average daily TCE rate of our operating fleet (including owned fleet and fleet under charter-in arrangements). TCE rate is a measure of the average daily revenue performance of a vessel on a per voyage basis. Our method of calculating TCE rate is determined by dividing voyage revenues (net of voyage expenses, charter-in hire expenses and amortization of fair value of above/below market acquired time charter agreements, if any) by Available days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. Charter-in hire expenses related to hire paid to charter-in third party vessels either under time charters or voyage charters. TCE rate is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters and pool arrangements) under its vessels may be employed between the periods. We included TCE revenues, a non-GAAP measure, as it provides additional meaningful information in conjunction with voyage revenues, the most directly comparable GAAP measure, and it assists our management in making decisions regarding the deployment and use of our operating vessels and in evaluating our financial performance. The above reported TCE rate for the year ended December 31, 2017 and the three months ended March 31, 2018, calculated excluding Star Logistics that was recently formed as further discussed elsewhere herein. Our calculation of TCE rate may not be comparable to that reported by other companies. For further information concerning our calculation of TCE rate and of reconciliation of TCE rate to voyage revenue, please see “Item 5. Operating and Financial Review and Prospects – A. Operating Results” in our 2017 20-F and “Operating Results – Factors Affecting Our Results of Operations” in our Q1 2018 6-K. The following table reflects the calculation of our TCE rates. The table presents the reconciliation of the TCE revenue to voyage revenue as reflected in the consolidated statements of operations, excluding voyage revenue earned from Star Logistics as further discussed above:
	Year ended December 31,				Three months ended March 31,
(In thousands of U.S. Dollars, except as otherwise stated)	2015	2016	2017		2017	2018
Voyage revenues	$234,035	$221,987	$327,892	(a)	$64,866	$97,955	(b)
Less:
Voyage expenses	(72,877)	(65,821)	(63,034	)(c)	(14,999)	(16,358	)(d)
Charter-in hire expenses	(1,025)	(3,550)	(2,197	)(e)	(855)	—	(f)
Plus:
Amortization of fair value of below/above market acquired time charter agreements	9,540	254	—		—	—
Time charter equivalent revenues	$169,673	$152,870	$262,661		$49,012	$81,597
Fleet available days	24,096	24,623	25,272		6,009	6,483
Daily time charter equivalent (TCE) rate (in U.S. Dollars)	$7,042	$6,208	$10,393		$8,156	$12,586
(a)	Voyage revenues used to calculate TCE rate for the year ended December 31, 2017 consist of (1) reported voyage revenues of $332.0 million minus (2) voyage revenues of $4.1 million attributable to Star Logistics.
(b)	Voyage revenues used to calculate TCE rate for the three months ended March 31, 2018 consist of (1) reported voyage revenues of $121.1 million minus (2) voyage revenues of $23.1 million attributable to Star Logistics.
(c)	Voyage expenses used to calculate TCE rate for the year ended December 31, 2017 consist of (1) reported voyage expenses of $64.7 million minus (2) voyage expenses of $1.6 million attributable to Star Logistics.
(d)	Voyage expenses used to calculate TCE rate for the three months ended March 31, 2018 consist of (1) reported voyage expenses of $22.7 million minus (2) voyage expenses of $6.3 million attributable to Star Logistics.
(e)	Charter-in hire expenses used to calculate TCE rate for the year ended December 31, 2017 consist of (1) reported charter-in hire expenses of $5.3 million minus (2) charter-in hire expenses of $3.1 million attributable to Star Logistics.
(f)	Charter-in hire expenses used to calculate TCE rate for the three months ended March 31, 2018 consist of (1) reported charter-in hire expenses of $16.5 million minus (2) charter-in hire expenses of $16.5 million attributable to Star Logistics.
(7)	Average daily operating expenses per vessel are calculated by dividing vessel operating expenses by Ownership days.
(8)	On November 6, 2014, we issued $50.0 million aggregate principal amount of 8.00% Senior Notes due 2019 (the “2019 Notes”). The net proceeds were $48.4 million. On November 9, 2017, we issued $50.0 million aggregate principal amount of 8.30% Senior Notes due 2022 (the “2022 Notes”). The proceeds were $50.0 million and were applied, to redeem the 2019 Notes on December 11, 2017 at an aggregate redemption price of 100% of the outstanding principal amount, plus accrued and unpaid interest to, but not including, the date of redemption.

RISK FACTORS

An investment in the common shares involves risks. Before deciding whether to purchase common shares, you should consider the risks discussed in the accompanying prospectus, including the sections of the accompanying prospectus titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors,” and those set forth under the heading “Item 3. Key Information—D. Risk Factors” in the 2017 20-F, that we have incorporated by reference into this prospectus. While we believe that these risks are the most important for you to consider, you should read this section in conjunction with our financial statements, the notes to those financial statements and our management’s discussion and analysis of financial condition and results of operations included in our periodic reports and incorporated into this prospectus by reference. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment.

Risks Related to this Offering and Ownership of our Common Shares

A significant number of additional shares are available for future sale, and we are issuing a significant number of additional common shares in connection with various vessel acquisition transactions. As a result, the trading price of common shares could be volatile and investors may experience significant dilution.

After this offering, the sale of our common shares in the public market, or the perception that such sales could occur, could harm the prevailing market price of our common shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Recently, we have entered into agreements to acquire 31 additional vessels and newbuilding contracts for three additional Newcastlemax vessels. In connection with these Vessel Acquisitions Transactions, we have agreed to issue a total of approximately 27.6 million common shares to the sellers, which is equal to approximately 43% of our issued and outstanding common shares as of June 11, 2018. Approximately 13.7 million common shares are being issued pursuant to Regulation S under the Securities Act to shareholders of Songa in the Songa Vessel Acquisition and will be listed for trading on the stock exchange Oslo Børs, and trading activity in our common shares on the Oslo Børs may have an impact on the trading price of our common shares on Nasdaq. Approximately 10.5 million and 3.4 million common shares will be issued to other vessel sellers in the Augustea Vessel Acquisition and the OCC Vessel Acquisition, respectively, and will be subject to registration rights agreements and may be sold immediately following their issuance. See “Prospectus Summary – Recent Developments – Vessel Acquisition Transactions.” You may experience significant dilution as a result of the issuance of these common shares.

In connection with this offering we have agreed that we will not, subject to certain exceptions, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date thereof, offer, sell, contract or otherwise dispose of, or file any registration statement under the Securities Act in respect of, securities convertible into or exercisable or exchangeable for our common shares. Each of Oaktree, our directors and executive officers has entered into a similar agreement with the underwriter, subject to certain exceptions, including, but not limited to, being permitted to pledge their common shares as collateral or security for foreign exchange swaps and custody agreements and to make transfers of pledged common shares as a result of foreclosure thereupon.

As of June 11, 2018, we had granted 596,500 common shares to certain of our directors, officers and employees under our Equity Incentive Plans, which have not yet vested. We may file one or more registration statements on Form S-8 under the Securities Act to register the common shares subject to issuance under our Equity Incentive Plans. Any such Form S-8 registration statements will automatically become effective upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to restrictions under the securities laws applicable to resales by affiliates.

The market price of our common shares could drop significantly if the holders of our shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our common shares or other securities. In the future, we may also issue our securities in connection with investments or acquisitions. The amount of our common shares issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding common shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you. In addition, we may offer additional common shares in the future, whether or not in connection with investments or acquisitions, which may result in additional significant dilution.

Because of the secondary listing of our common shares on the Oslo Børs, we are subject to additional disclosure and compliance requirements that may conflict with those imposed by the SEC and Nasdaq, and we may experience trade fluctuations based on arbitrage activities.

If the Songa Vessel Acquisition is completed, we expect to establish a secondary listing of our common shares on the Oslo Børs. Pursuant to the rules of the Oslo Børs, we must comply with certain disclosure and other obligations that may differ in timing and substance from those imposed by the SEC and Nasdaq. In addition, the secondary listing may create opportunities for trading arbitrage, particularly in connection with currency fluctuations between the trading in U.S. dollars on Nasdaq and in Norwegian kroner on the Oslo Børs, which could impact the trading price of our common shares.

The market price of our common shares has fluctuated widely and may fluctuate widely in the future, or there may be no continuing public market for you to resell our common shares.

The market price of our common shares has fluctuated widely since our common shares began trading on Nasdaq in December 2007 and may continue to do so as a result of many factors such as actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in our industry, mergers and strategic alliances in the shipping industry, market conditions in the shipping industry, changes in government regulation, shortfalls in our operating results from levels forecast by securities analysts, announcements concerning us or our competitors and the general state of the securities market. Further, there may be no continuing active or liquid public market for our common shares.

If the market price of our common shares drops below $5.00 per share, under stock exchange rules, our shareholders will not be able to use such shares as collateral for borrowing in margin accounts. This inability to continue to use our common shares as collateral may lead to sales of such shares creating downward pressure on and increased volatility in the market price of our common shares.

The shipping industry has been highly unpredictable and volatile. The market for common shares in this industry may be equally volatile. Therefore, we cannot assure you that you will be able to sell any of our common shares you may have purchased at a price greater than or equal to its original purchase price, or that you will be able to sell them at all.

The Internal Revenue Service may seek to treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. Holders.

As described more fully herein, we believe that we currently are not a “passive foreign investment company” (a “PFIC”) for U.S. federal income tax purposes, and we do not expect to become a PFIC in the future. It is possible that the Internal Revenue Service may seek to treat us as a PFIC, in which case, if, contrary to our expectation, the Internal Revenue Service were successful and we were classified as a PFIC for any taxable year during which a U.S. Holder (as defined in the 2017 20-F) owns common shares (regardless of whether we continue to be a PFIC), the U.S. Holder would be subject to special adverse rules, including taxation at maximum ordinary income rates plus an interest charge on both gains on sale and certain dividends, unless the U.S. Holder makes an election to be taxed under an alternative regime. Certain elections may be available to U.S Holders if we were classified as a PFIC. Please refer to the discussion of these matters in the 2017 20-F, “Item 10. Additional Information—Taxation—Material United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—Passive Foreign Investment Company Considerations.” U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding common shares if we are considered a PFIC in any taxable year.

Risks Related to Our Company

Certain benefits we expect from the Vessel Acquisition Transactions are based on projections and assumptions, which are uncertain and subject to change.

We have made certain estimates and assumptions with respect to benefits that we expect from the Vessel Acquisition Transactions and the eventual operations and chartering of the vessels as we acquire them. These estimates and assumptions may prove to be inaccurate or may change in the future, and actual results could differ materially from those estimates or assumptions. There can be no assurance that we will realize these benefits as a result of the Vessel Acquisition Transactions. The market price of our common shares may decline if our costs are greater than we expect, the estimates are not realized or we do not achieve the perceived benefits of the Vessel Acquisition Transactions, including perceived benefits to our voyage revenues, TCE rate, cash flows and EBITDA, earnings and earnings per share, as rapidly or to the extent anticipated.

We have made and in the future may make acquisitions and significant strategic investments and acquisitions, which may involve a number of risks. If we are unable to address these risks successfully, such acquisitions and investments could have a materially adverse impact on our business, financial condition and results of operations.

In addition to the Vessel Acquisition Transactions, all of which we expect to be consummated in 2018, we have undertaken a number of acquisitions and investments in the past, including the Vessel Acquisition Transactions, and may do so from time to time in the future. The risks involved with these acquisitions and investments include:

•	the possibility that we may not receive a favorable return on our investment or incur losses from our investment, or the original investment may become impaired;
•	failure to satisfy or set effective strategic objectives;
•	our assumption of known or unknown liabilities or other unanticipated events or circumstances;
•	the diversion of management’s attention from normal daily operations of the business;
•	difficulties or delays in the transfer of vessels, equipment or personnel;
•	failure to retain key personnel;
•	unexpected capital equipment outlays and related expenses;
•	insufficient revenues to offset increased expenses associated with acquisitions;
•	under-performance problems with acquired assets;
•	issuance of common stock that could dilute our current shareholders;
•	the opportunity cost associated with committing capital in such investments;
•	undisclosed defects, damage, maintenance requirements or similar matters relating to acquired vessels; and
•	becoming subject to litigation.

We may not be able to address these risks successfully without substantial expense, delay or other operational or financial problems. Any delays or other such operations or financial problems could adversely impact our business, financial condition and results of operations.

We cannot assure you that we will be successful in finding employment for all of our vessels.

As of June 11, 2018, our existing fleet of 74 vessels had an aggregate capacity of approximately 8.2 million dwt, which will be increased to approximately 12.3 million dwt with the addition of the 31 additional vessels and three newbuilding vessels, on a transaction-adjusted basis. We intend to employ our vessels primarily in the spot market, under short term time charters or voyage charters. We will own a large number of vessels that will enter these markets in a relatively short period of time without having previously secured employment. We cannot assure you that we will be successful in finding employment for these vessels in the volatile spot market immediately upon their deliveries to us or whether any such employment will be at profitable rates, nor can we assure you continued timely employment of our existing vessels.

We may be unable to attract and retain qualified, skilled employees or crew necessary to operate our business.

Our success depends in large part on the ability of us to attract and retain highly skilled and qualified personnel, both shoreside personnel and crew. In crewing our vessels, we require technically skilled employees with specialized training who can perform physically demanding work. In connection with the Vessel Acquisition Transactions, there is a possibility some of the existing crews aboard the acquired vessels will choose not to be employed by us. If this occurs, the vessel will remain in port until we are able to hire a new crew. The length of time that the vessel will remain in port depends upon the port of delivery, the size of the crew and the time of the year. Competition to attract and retain qualified crew members is intense due to the increase in the size of the global shipping fleet. In addition, if we are not able to obtain higher charter rates to compensate for any crew cost increases or are unable to effectively hire any necessary replacement crews for the acquired vessels, it could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends. If we cannot hire, train and retain a sufficient number of qualified employees, we may be unable to manage, maintain and grow our business, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We are currently prohibited from paying dividends under our debt agreements, and we may be unable to pay dividends in the future.

Under the terms of our outstanding financing arrangements, we are subject to various restrictions on our ability to pay dividends. Our financing arrangements prevent us from paying dividends if an event of default exists under our credit facilities or if the Deferred Amounts have not been repaid in full. For more information regarding these restrictions contained in our financing arrangements, see “Item 5. Operating and Financial Review and Prospects-B. Liquidity and Capital Resources-Senior Secured Credit Facilities” in the 2017 20-F, which is incorporated herein by reference and Note 8, “Long Term Debt” to our audited consolidated financial statements for the year ended December 31, 2017 included in the 2017 20-F. In general, when dividends are paid, they are distributed from our operating surplus, in amounts that allow us to retain a portion of our cash flows to fund vessel or fleet acquisitions and for debt repayment and other corporate purposes, as determined by our management and board of directors.

In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. The laws of the Republic of the Marshall Islands generally prohibit the payment of dividends other than from surplus (retained earnings and the excess of consideration received for the sale of shares above the par value of the shares) or while a company is insolvent or would be rendered insolvent by the payment of such a dividend. We may not have sufficient surplus in the future to pay dividends and our subsidiaries may not have sufficient funds or surplus to make distributions to us. We can give no assurance that dividends will be paid at all.

USE OF PROCEEDS

All of the common shares being offered hereby are being sold by the selling shareholder identified in this prospectus supplement. We will not receive any proceeds from the sale of the common shares by the selling shareholder. The selling shareholder will receive all of the net proceeds from this offering. See “Selling Shareholder.”

CAPITALIZATION

The following table sets forth our capitalization table as of March 31, 2018, on:

•	an actual basis; and
•	an as adjusted basis to give effect to the following events that have occurred prior to June 11, 2018:
○	scheduled payments under our bareboat lease commitments of $2.7 million;
○	the payment of $30.0 million made on May 17, 2018 to all parties under our Supplemental Agreements which consisted of (i) $25.9 million, representing the payment of excess cash for the quarter ended March 2018, pursuant to the cash sweep mechanism in the Supplemental Agreements, and (ii) an additional $4.1 million paid to the parties under our Supplemental Agreements due to improved market conditions;
○	the repayment in full of the $34.7 million outstanding indebtedness under the Commerzbank $120,000 Facility on May 3, 2018 (see “Prospectus Summary—Recent Developments—Financing Activities”);
○	the incurrence of $30.0 million of indebtedness under a credit facility with the National Bank of Greece for the refinancing of Commerzbank $120,000 Facility on May 3, 2018 (see “Prospectus Summary—Recent Developments—Financing Activities”); and
○	the incurrence of $30.0 million of capital lease obligations in connection with the delivery of Star Leo on May 14, 2018 (see “Prospectus Summary—Recent Developments—Financing Activities”).
•	an as further adjusted basis to give effect to the following events, all of which are described in “Prospectus Summary—Recent Developments—Vessel Acquisition Transactions”:
○	the expected incurrence of $104.4 million of debt and the expected issuance of $45.2 million of equity in the form of 3,388,276 common shares pursuant to the OCC Vessel Acquisition (see “Prospectus Summary—Recent Developments—Vessel Acquisition Transactions—OCC Vessel Acquisition”);
○	the expected incurrence of $310.0 million of debt and the expected issuance of $140.2 million of equity in the form of 10,525,227 common shares pursuant to the Augustea Vessel Acquisition (see “Prospectus Summary—Recent Developments—Vessel Acquisition Transactions—Augustea Vessel Acquisition”); and
○	the expected incurrence of $180.0 million of debt and the expected issuance of $182.9 million of equity in the form of 13,725,000 common shares pursuant to the Songa Vessel Acquisition (see “Prospectus Summary—Recent Developments—Vessel Acquisition Transactions—Songa Vessel Acquisition”).

Other than the adjustments described above, there have been no significant adjustments to our capitalization since March 31, 2018. This table should be read in conjunction with the unaudited interim condensed consolidated financial statements and the related notes for the three months ended March 31, 2018, included in Exhibit 99.1 to the Q1 2018 6-K, which is incorporated by reference herein, and the consolidated financial statements and related notes included in the 2017 20-F, which is incorporated by reference herein.

	As of March 31, 2018
	Actual	As Adjusted	As Further Adjusted
	(dollars in thousands except per share and share data)
Capitalization:
8.30% Senior Notes due 2022 (net of unamortized deferred financing fees of $1,899)	$48,101	$48,101	$48,101
Other outstanding debt including capital lease commitments (net of unamortized deferred financing fees of $6,579)	1,010,258	1,002,795	1,597,257
Total debt (including current portion)(1)	$1,058,359	$1,050,896	$1,645,358
Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual, as adjusted and as further adjusted	$—	$—	$—
Common shares, $0.01 par value; 300,000,000 shares authorized 64,160,004 shares issued and outstanding on an actual, 64,160,004 shares issued and outstanding on an as adjusted basis, and 91,798,507 shares issued and outstanding on an as further adjusted basis	642	642	918
Accumulated other comprehensive income	839	839	839
Additional paid-in capital	2,124,170	2,124,170	2,492,169
Accumulated deficit	(1,028,262)	(1,028,262)	(1,028,262)
Total shareholders’ equity	1,097,389	1,097,389	1,465,664
Total capitalization	$2,155,748	2,148,285	3,111,022
(1)	With the exception of the 8.30% Senior Notes due 2022, all of our debt is secured. Any debt to be assumed or obtained as a result of the Vessel Acquisition Transactions will also be secured.

MARKET PRICE INFORMATION

Since December 3, 2007 our common shares have traded on Nasdaq under the symbol “SBLK”. You should carefully review the high and low prices of our common shares in the table below and under the heading Item 9. “The Offer and Listing” in the 2017 20-F, which is incorporated by reference herein. As of June 18, 2018, there were 159 holders of record of our common shares.

The table below sets forth the high and low prices for each of the periods indicated for our common shares as reported by Nasdaq.

	High	Low
Quarterly
1st Quarter ended March 31, 2018	$13.29	$10.20
	High	Low
Months
June 2018 (through June 25, 2018)	$14.60	$12.70
May 2018	$14.25	$11.96
April 2018	$12.94	$10.50
March 2018	$13.28	$11.16

SELLING SHAREHOLDER

The following table sets forth information as of June 11, 2018, with respect to the ownership of common shares by Oaktree Dry Bulk Holdings LLC, the selling shareholder. The table below does not give effect to the issuances of newly issued common shares to the sellers of vessels in the vessel acquisition transactions described under “Prospectus Summary—Recent Developments—Vessel Acquisition Transactions.”

The amounts and percentages of shares beneficially owned are reported on the basis of rules and regulations of the SEC governing the determination of beneficial ownership of securities. Under rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

Percentage computations are based on 64,160,004 common shares outstanding as of June 11, 2018, including stock options and restricted shares that will vest within 60 days of this offering.

The following table also provides the maximum number of common shares that may be offered by the selling shareholder pursuant to this prospectus and the number of common shares that will be beneficially owned by the selling shareholder after such an offering, assuming the sale of all of the offered shares. The selling shareholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. The selling shareholder may also offer and sell less than the number of shares indicated. The selling shareholder is not making any representation that any shares covered by this prospectus will or will not be offered for sale. Information about the selling shareholder may change over time. The address for the beneficial owner is set forth in the footnotes to the table.

	Shares Beneficially Owned Before the Offering		Total Common Shares Offered Hereby	Shares Beneficially Owned After the Offering
	Number	Percent	Number	Number	Percent
Oaktree Dry Bulk Holdings LLC(1)	16,445,307	25.6%	5,000,000	11,445,307	17.8%
(1)	In addition to our shares held by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”), (i) 1,316,498 of our shares are held by Oaktree Value Opportunities Fund, L.P. (“VOF”), (ii) 2,397,106 of our shares are held by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (iii) 22,016 of our shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”), (iv) 12,249,999 of our shares held by OCM XL Holdings L.P., a Cayman Islands exempted limited partnership (“OCM XL”) and (v) 148,580 of our shares held by OCM FIE, LLC (“FIE”). Each of the foregoing funds and entities (the “Oaktree Funds”) is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). Prior to this offering, all Oaktree Funds collectively beneficially own 32,579,506, or 50.8%, of our common shares and after this offering will beneficially own 27,579,506, or 42.9%, of our common shares. The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and David M. Kirchheimer. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of VOF, Fund IX, Parallel 2, Dry Bulk Holdings, OCM XL and FIE, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Investments, LLC (a subsidiary of Oaktree Capital Management, L.P., which is the investment manager of the Oaktree Funds) is registered as a broker-dealer with the Commission and in all 50 states, the District of Columbia and Puerto Rico, and is a member of the U.S. Financial Industry Regulatory Authority. Oaktree Funds purchased common shares in the ordinary course of business and at the time of the purchase of the Company’s common shares, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.

Relationships with Selling Shareholder

The selling shareholder is an affiliate of Oaktree, which is our major shareholder. Oaktree is a party to the Oaktree Securityholders Agreement and the Registration Rights Agreement, each of which provides Oaktree with certain governance and investment rights in our Company. For more information on each of these agreements, please refer to the description of these agreements in “Item 7. Major Shareholders and Related Party Transactions-B. Related Party Transactions” of the 2017 20-F, which descriptions are incorporated herein by reference.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our fourth amended and restated articles of incorporation, or our Articles, our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus.

We effected a 5-for-1 reverse stock split of our issued and outstanding common shares, par value $0.01 per share, effective as of June 20, 2016. The reverse stock split was approved by shareholders at a special meeting of shareholders held on December 21, 2015. The reverse stock split reduced the number of our issued and outstanding common shares from 219,778,437 common shares to 43,955,659 common shares and affected all issued and outstanding common shares. The number of our authorized common shares was not affected by the reverse split. No fractional shares were issued in connection with the reverse stock split.

Common Shares

As of June 11, 2018, we had 64,160,004 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our Board of Directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

In each of the past four fiscal years, we have adopted a separate equity incentive plan (collectively, “the Equity Incentive Plans”), under which those directors, officers and employees of the Company, its subsidiaries and affiliates, and consultants and service providers (including individuals who are employed by or provide services to any entity that is itself such a consultant or service provider) to the Company, its subsidiaries and affiliates (collectively, “Key Persons”) selected by the Compensation Committee of our board of directors will be eligible to receive options to acquire common shares, stock appreciation rights, restricted stock and other stock-based or stock-denominated awards. The purpose of the Equity Incentive Plans is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to Key Persons whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plans enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The plans are administered by the Compensation Committee of our board of directors, or such other committee of our board of directors as may be designated by the board to administer the plans. The plans permit issuance of restricted shares, grants of options to purchase common shares, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock. As of June 11, 2018, under the Equity Incentive Plans, we have:

a)	issued 1,947,188 common shares,
b)	no common shares that we expect will vest in the next 60 days,
c)	granted 596,500 common shares that we expect will vest after the next 60 days,
d)	not issued options that may be exercised pursuant to their award agreement in the next 60 days;
e)	issued 104,250 options that may be exercised pursuant to their award agreement after the next 60 days at an average exercise price of $27.5 each; and
f)	reserved an additional 303,500 common shares for issuance under the plans, subject to adjustment for changes in capitalization as provided in the plans.

Blank Check Preferred Shares

Under the terms of our Articles, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred shares. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without shareholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our shareholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our shareholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our Board of Directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Board of Directors may change the number of directors only by a vote of not less than 66 2∕3% of the entire Board of Directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Third Amended and Restated Bylaws, or the Bylaws, provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Our Board of Directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our Articles, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;
•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or
•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of our common shares under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our Board of Directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors unless otherwise stated below:

•	the Board of Directors shall be divided into three classes;
•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2∕3% of the entire Board of Directors;
•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors; and
•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences to our shareholders of the ownership and disposition of our common shares. This discussion is not a complete analysis or listing of all of the possible tax consequences to our shareholders of the ownership and disposition of our common shares and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with shareholders that will hold common shares as capital assets for U.S. federal income tax purposes (generally, property held for investment) and that do not own, and are not treated as owning, at any time, 10% or more of the value of our stock or 10% or more of the total combined voting power of all classes of our stock entitled to vote. In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of shareholders, such as (i) financial institutions, (ii) regulated investment companies, (iii) real estate investment trusts, (iv) tax-exempt entities, (iv) insurance companies, (v) insurance companies, (vi) persons holding the common shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” (vii) persons that acquired common shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, (viii) U.S. expatriates, (ix) persons subject to the alternative minimum tax, (x) dealers or traders in securities or currencies and (xi) U.S. shareholders whose functional currency is not the U.S. dollar. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or non-U.S. law of the ownership of our common shares. You are also encouraged to read the discussion of U.S. federal income tax set forth in the section of the 2017 20-F entitled “Item 10. Additional Information—Taxation —Material United States Federal Income Tax Considerations.”

U.S. Federal Income Taxation of U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of a common share that is: (1) a citizen of or an individual resident of the United States, as determined for U.S. federal income tax purposes; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common shares, the U.S. federal income tax treatment of an owner or partner will generally depend upon the status of such owner or partner and upon the activities of the pass-through entity. Owners or partners of a pass-through entity that is a beneficial owner of common shares are encouraged to consult their tax advisors.

U.S. Holders are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable non-U.S. tax laws of the ownership and disposition of common shares.

Distributions

Subject to the discussion of PFICs below, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute foreign-source dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of such earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in its common shares and thereafter as capital gain. However, we do not expect to maintain calculations of our earnings and profits in accordance with U.S. federal income tax principles, and you should therefore assume that any distribution by us will constitute ordinary dividend income. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us.

If, as expected, the common shares are readily tradable on an established securities market in the United States within the meaning of the Code and if certain holding period and other requirements (including a requirement that we are not a PFIC in the year of the dividend or the preceding year) are met, dividends received by non-corporate U.S. Holders will be “qualified dividend income” to such U.S. Holders. Qualified dividend income received by non-corporate U.S. Holders (including an individual) will be subject to U.S. federal income tax at preferential rates.

Sale, Exchange or Other Disposition of Common Shares

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of certain non-corporate U.S. Holders are currently eligible for reduced rates of taxation. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Considerations

The foregoing discussion assumes that we are not, and will not be, a PFIC. If we are classified as a PFIC in any year during which a U.S. Holder owns our common shares, the U.S. federal income tax consequences to such U.S. Holder of the ownership and disposition of common shares could be materially different from those described above. A non-U.S. corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is “passive income” (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business) or (ii) 50% or more of the average value of its assets produce (or are held for the production of) “passive income.” For this purpose, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiaries that are treated as pass-through entities for U.S. federal income tax purposes. Further, we will be treated as holding directly our proportionate share of the assets and receiving directly the proportionate share of the income of corporations of which we own, directly or indirectly, at least 25%, by value. For purposes of determining our PFIC status, income earned by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. We intend to take the position that income we derive from our voyage and time chartering activities is services income, rather than rental income, and accordingly, that such income is not passive income for purposes of determining our PFIC status. We believe that there is substantial legal authority supporting our position consisting of case law and IRS pronouncements concerning the characterization of income derived from voyage and time charters as services income for other tax purposes. Additionally, we believe that our contracts for newbuilding vessels are not assets held for the production of passive income, because we intend to use these vessels for voyage and time chartering activities.

Assuming that it is proper to characterize income from our voyage and time chartering activities as services income and based on the expected composition of our income and assets, we believe that we currently are not a PFIC, and we do not expect to become a PFIC in the future. However, our characterization of income from voyage and time charters and of contracts for newbuilding vessels is not free from doubt. Moreover, the determination of PFIC status for any year must be made only on an annual basis after the end of such taxable year and will depend on the composition of our income, assets and operations during such taxable year. Because of the above described uncertainties, there can be no assurance that the IRS will not challenge the determination made by us concerning our PFIC status or that we will not be a PFIC for any taxable year.

If we were treated as a PFIC for any taxable year during which a U.S. Holder owns common shares, the U.S. Holder would be subject to special adverse rules (described in “—Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election”) unless the U.S. Holder makes a timely election to treat us as a “Qualified Electing Fund” (a “QEF election”) or marks its common shares to market, as discussed below. We intend to promptly notify our shareholders if we determine that we are a PFIC for any taxable year. A U.S. Holder generally will be required to file IRS Form 8621 if such U.S. Holder owns common shares in any year in which we are classified as a PFIC.

Taxation of U.S. Holders Making a Timely QEF Election. If a U.S. Holder makes a timely QEF election, such U.S. Holder must report for U.S. federal income tax purposes its pro-rata share of our ordinary earnings and net capital gain, if any, for each of our taxable years during which we are a PFIC that ends with or within the taxable year of such U.S. Holder, regardless of whether distributions were received from us by such U.S. Holder. No portion of any such inclusions of ordinary earnings will be treated as “qualified dividend income.” Net capital gain inclusions of certain non-corporate U.S. Holders might be eligible for preferential capital gains tax rates. The U.S. Holder’s adjusted tax basis in the common shares will be increased to reflect any income included under the QEF election. Distributions of previously taxed income will not be subject to tax upon distribution but will decrease the U.S. Holder’s tax basis in the common shares. An electing U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incur with respect to any taxable year. An electing U.S. Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A U.S. Holder would make a timely QEF election for our common shares by filing IRS Form 8621 with its U.S. federal income tax return for the first year in which it held such shares when we were a PFIC. If we determine that we are a PFIC for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election. Additionally, if we were treated as a PFIC for any taxable year and, as we anticipate, our common shares are treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares. If that election is properly and timely made, the U.S. Holder generally would include as ordinary income in each taxable year that we are a PFIC the excess, if any, of the fair market value of the common shares at the end of the taxable year over such U.S. Holder’s adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in each such year in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in the common shares over their fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder’s tax basis in its common shares would be adjusted to reflect any such income or loss amount recognized. Any gain realized on the sale, exchange or other disposition of our common shares in a year that we are a PFIC would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares in such a year would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election. If we were treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a “mark-to-market” election (a “Non-Electing Holder”) would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder’s holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

(1)	the excess distribution or gain would be allocated ratably over the Non-Electing Holder’s aggregate holding period for the common shares;
(2)	the amount allocated to the current taxable year, and any taxable year prior to the first taxable year in which we were a PFIC, would be taxed as ordinary income and would not be “qualified dividend income”; and
(3)	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

U.S. Holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences of holding common shares if we are considered a PFIC in any taxable year.

Additional Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds may be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on our common shares and net gains from the disposition of our common shares. U.S. Holders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of this tax to any of their income or gains in respect of our common shares.

U.S. Federal Income Taxation of Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is any beneficial owner of a common share that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust and that is not a U.S. Holder.

If a pass-through entity, including a partnership or other entity classified as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common shares, the U.S. federal income tax treatment of an owner or partner will generally depend upon the status of such owner or partner and upon the activities of the pass-through entity. Owners or partners of a pass-through entity that is a beneficial owner of common shares are encouraged to consult their tax advisors.

Distributions

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. In general, if the Non-U.S. Holder is entitled to the benefits of an applicable U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

(1)	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; in general, in the case of a Non-U.S. Holder entitled to the benefits of an applicable U.S. income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or
(2)	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

Income or Gains Effectively Connected with a U.S. Trade or Business

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, dividends on the common shares and gain from the sale, exchange or other disposition of the common shares, that is effectively connected with the conduct of that trade or business (and, if required by an applicable U.S. income tax treaty, is attributable to a U.S. permanent establishment), will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, in the case of a corporate Non-U.S. Holder, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional U.S. federal branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable U.S. income tax treaty.

Information Reporting and Backup Withholding

Information reporting might apply to dividends paid in respect of common shares and the proceeds from the sale, exchange or other disposition of common shares within the United States. Backup withholding (currently at a rate of 24%) might apply to such payments made to a U.S. Holder unless the U.S. Holder furnishes its taxpayer identification number, certifies that such number is correct, certifies that such U.S. Holder is not subject to backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Certain U.S. Holders, including corporations, are generally not subject to backup withholding and information reporting requirements, if they properly demonstrate their eligibility for exemption. United States persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Each Non-U.S. Holder must submit an appropriate, properly completed IRS Form W-8 certifying, under penalty of perjury, to such Non-U.S. Holder’s non-U.S. status in order to establish an exemption from backup withholding and information reporting requirements. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

Certain U.S. Holders who are individuals are required to report information relating to our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain financial institutions). U.S. Holders are urged to consult their tax advisors regarding their reporting requirements.

MARSHALL ISLANDS TAX CONSIDERATIONS

The following is a discussion of the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on payments we make to you with respect to our common shares. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of the common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the common shares.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in our common shares. Further, it is the responsibility of each holder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of it.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of our common shares by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in our common shares of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets were deemed to include “plan assets,” as described below, the acquisition and/or holding of our common shares by an ERISA Plan with respect to which we or the placement agents are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of our common shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. Furthermore, newly issued class exemptions, such as the “Best Interest Contract Exemption” (PTCE 2016 01), may provide relief for certain transactions involving certain investment advisers who are fiduciaries. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring or holding our common shares in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, our common shares should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Plan Asset Issues

ERISA and the regulations (the “Plan Asset Regulations”) promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a “publicly-offered security” nor a security issued by an investment company registered under the Investment Company Act, the ERISA Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” as defined in Section 3(42) of ERISA or that the entity is an “operating company,” as defined in the Plan Asset Regulations.

For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 of the Exchange Act. The Issuer intends to effect such a registration under the Securities Act and the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our common shares will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. It is anticipated that our common shares will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Plan Asset Consequences

If our assets were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Issuer, and (ii) the possibility that certain transactions in which we might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Representation

Accordingly, by acceptance of our common shares, each purchaser and subsequent transferee of our common shares will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold our common shares constitutes assets of any Plan or (ii) the purchase and holding of our common shares by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing our common shares on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of our common shares.

In addition, without limiting the foregoing, each purchaser and transferee of our common shares that is, or is acting on behalf of, or is acquiring our common shares (or interest therein) with assets of, an ERISA Plan, will be deemed to have represented and warranted at all times, that (1) none of the selling shareholder, the underwriter, and any of their respective affiliates has acted as the ERISA Plan’s fiduciary (within the meaning of ERISA or the Code), or has been relied upon for any advice, with respect to the purchaser or transferee’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to common shares and none of the selling shareholder, placement agents, the underwriter, and any of their respective affiliates shall at any time be relied upon as the ERISA Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to our common shares and (2) the decision to invest in our common shares has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. Section 2510.3-21(c)(1), as amended from time to time (the “Fiduciary

Rule”), who (i) is independent of the selling shareholder and the underwriter; (ii) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule) (including, without limitation, with respect to the decision to invest in our common shares); (iii) is a fiduciary (under ERISA and/or Section 4975 of the Code) with respect to the purchaser or transferee’s investment in the our common shares and is responsible for exercising independent judgment in evaluating the investment in our common shares; (iv) is either (1) a bank as defined in Section 202 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency of the United States; (2) an insurance carrier which is qualified under the laws of more than one state of the United States to perform the services of managing, acquiring or disposing of assets of such an ERISA Plan; (3) an investment adviser registered under the Advisers Act or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (4) a broker dealer registered under the Exchange Act; and/or (5) an Independent Fiduciary (not described in clauses (1), (2), (3) or (4) above) that holds or has under management or control total assets of at least $50 million, and will at all times that such purchaser or transferee holds our common shares or have under management or control total assets of at least $50 million; and (v) is aware of and acknowledges that (I) none of the selling shareholder, the underwriter, or any of our and their respective affiliates is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in our common shares, and (II) selling shareholder, the underwriter, and their respective affiliates have a financial interest in the purchaser’s or transferee’s investment in our common shares on account of the fees and other remuneration we or they expect to receive in connection with transactions contemplated hereunder. Notwithstanding the foregoing, any ERISA Plan which is an individual retirement account that is not represented by an Independent Fiduciary shall not be deemed to have made the representation in clause (2)(iv) above. The representations in this paragraph are intended to comply with the U.S. Department of Labor’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, the representations in this paragraph shall be deemed to be no longer in effect.

UNDERWRITING

We, the selling shareholder and the underwriter named below have entered into an underwriting agreement with respect to the common shares being offered. Subject to the terms and conditions contained in the underwriting agreement, the underwriter has agreed to purchase the number of common shares indicated in the following table:

Underwriter	Number of common shares
Morgan Stanley & Co. LLC	5,000,000

The underwriter is offering the common shares subject to its acceptance of the shares from the selling shareholder and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the common shares offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriter is committed to take and pay for all the common shares being offered, if any are taken.

Subject to certain conditions, the underwriter has agreed to purchase the common shares offered hereby at a price of $     per share, which will result in approximately $     of total proceeds to the selling shareholder. The underwriter may offer the common shares from time to time for sale in one or more transactions on Nasdaq, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the common shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling common shares to or through dealers, and such dealers (including, in certain instances, affiliates of the underwriter) may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom they may act as agents or to whom they may sell as principal.

The estimated offering expenses payable by us, exclusive of the underwriting discounts, are approximately $215,000.

Our common shares are listed on Nasdaq under the trading symbol “SBLK.”

A prospectus in electronic format may be made available on the web sites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of common shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

In the underwriting agreement, we have agreed that, without the prior written consent of the underwriter, we will not, subject to certain exceptions, during the period from the date of the underwriting agreement through the date that is 45 days subsequent to the date thereof, offer, sell, contract or otherwise dispose of, or file any registration statement under the Securities Act in respect of, securities convertible into or exercisable or exchangeable for our common shares. The selling shareholder, Oaktree and each of our directors and executive officers have entered into a similar agreement with the underwriter, subject to certain exceptions, including, but not limited to, being permitted to pledge their common shares as collateral or security for foreign exchange swaps and custody agreements.

We and the selling shareholder have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act.

In connection with the offering, the underwriter may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase our common shares so long as the stabilizing bids do not exceed a specified maximum.
•	Over-allotment involves sales by the underwriter of our common shares in excess of common shares the underwriter are obligated to purchase, which creates a syndicate short position.

•	Syndicate covering transactions involve purchases of our common shares in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when common shares originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

Other than in the United States, no action has been taken by us, the selling shareholder or the underwriter that would permit a public offering of the common shares offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The common shares offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such common shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any common shares offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriter and its affiliates have provided in the past to the selling shareholder, us and certain of our and the selling shareholder’s affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for the selling shareholder, us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or common shares or loans, and may do so in the future.

If you purchase our common shares offered by this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Selling restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of common shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriter for any such offer; or
C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common shares referred to in (a) to (c) above shall result in a requirement for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of common shares is made or who receives any communication in respect of any offer of common shares, or who initially acquires any common shares will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriter and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the

Prospectus Directive; and (2) in the case of any common shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the common shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or where common shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those common shares to it is not treated under the Prospectus Directive as having been made to such persons.

We, the selling shareholder, the underwriter and its affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of common shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of common shares. Accordingly any person making or intending to make an offer in that Member State of common shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriter has authorized, nor do they authorize, the making of any offer of common shares in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of common shares to the public” in relation to any common shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended) and includes any relevant implementing measure in each Member State.

United Kingdom

In the United Kingdom, this prospectus is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the common shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Canada

The common shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the common shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Switzerland

We have not and will not register with the Swiss Financial Market Supervisory Authority (“FINMA”) as a foreign collective investment scheme pursuant to Article 119 of the Federal Act on Collective Investment Scheme of 23 June 2006, as amended (“CISA”), and accordingly the common shares being offered pursuant to this prospectus have not and will not be approved, and may not be licenseable, with FINMA. Therefore, the common shares have not been authorized for distribution by FINMA as a foreign collective investment scheme pursuant to Article 119 CISA and the common shares offered hereby may not be offered to the public (as this term is defined in Article 3 CISA) in or from Switzerland. The common shares may solely be offered to “qualified investors,” as this term is defined in Article 10 CISA, and in the circumstances set out in Article 3 of the Ordinance on Collective Investment Scheme of 22 November 2006, as amended (“CISO”), such that there is no public offer. Investors, however, do not benefit from protection under CISA or CISO or supervision by FINMA. This prospectus and any other materials relating to the common shares are strictly personal and confidential to each offeree and do not constitute an offer to any other person. This prospectus may only be used by those qualified investors to whom it has been handed out in connection with the offer described herein and may neither directly or indirectly be distributed or made available to any person or entity other than its recipients. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in Switzerland or from Switzerland. This prospectus does not constitute an issue prospectus as that term is understood pursuant to Article 652a and/or 1156 of the Swiss Federal Code of Obligations. We have not applied for a listing of the common shares on the SIX Swiss Exchange or any other regulated common shares market in Switzerland, and consequently, the information presented in this prospectus does not necessarily comply with the information standards set out in the listing rules of the SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Hong Kong

The common shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Japan

The common shares have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The common shares may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares may not be circulated or distributed, nor may the common shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in

Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the common shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the common shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are organized under the laws of the Marshall Islands as a corporation. The Marshall Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. Most of our directors and officers and those of our subsidiaries are residents of countries other than the United States. Substantially all of our and our subsidiaries’ assets and a substantial portion of the assets of our directors and officers are located outside the United States. As a result, it may be difficult or impossible for United States investors to effect service of process within the United States upon us, our directors or officers, or our subsidiaries or to realize against us for their judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. However, we have expressly submitted to the jurisdiction of the U.S. federal and New York state courts sitting in the City of New York for the purpose of any suit, action or proceeding arising under the securities laws of the United States or any state in the United States. We have appointed the Trust Company of the Marshall Islands, Inc., Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960 as our registered agent, and it can accept service of process on our behalf in any such action.

In addition, there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against us or our directors or officers in judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against us or our directors and officers in original actions brought in the Marshall Islands, based on these laws.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the shares being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

FINRA expenses	$—
Legal fees and expenses	100,000
Accounting fees and expenses	85,000
Printing and typesetting expenses.	20,000
Miscellaneous	10,000
Total	$215,000

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. Certain legal matters as to Marshall Islands law, including the validity of the common shares, will be passed upon for us by Seward & Kissel LLP, New York, New York. The underwriter is being represented by Simpson Thacher & Bartlett LLP, New York, New York.

ANNEX 1

Original Information	Year ended December 31,
(Amounts in thousands)	2013	2014	2015	2016	2017
Net cash provided by / (used in) Operating Activities	$27,495	$12,819	$(14,578)	$(33,448)	$80,970
Net cash provided by / (used in) Investing Activities	(107,618)	(437,075)	(397,533)	(13,216)	(126,852)
Net increase/(decrease) in cash and cash equivalents	31,848	32,452	122,056	(26,298)	76,153
Cash and cash equivalents at beginning of period	21,700	53,548	86,000	208,056	181,758
Cash and cash equivalents at end of period	$53,548	$86,000	$208,056	$181,758	$257,911
Revised Information following the adoption	Year ended December 31,
(Amounts in thousands)	2013	2014	2015	2016	2017
Net cash provided by / (used in) Operating Activities	$27,495	$12,819	$(14,578)	$(33,232)	$82,804
Net cash provided by / (used in) Investing Activities	(115,282)	(425,585)	(397,508)	(13,425)	(127,101)
Net increase/(decrease) in cash and cash equivalents and restricted cash	24,184	43,942	122,081	(26,291)	77,738
Cash and cash equivalents and restricted cash at beginning of period	31,846	56,030	99,972	222,053	195,762
Cash and cash equivalents and restricted cash at end of period	$56,030	$99,972	$222,053	$195,762	$273,500
Original Information	Three months ended
(Amounts in thousands)	March 31, 2017
Net cash provided by / (used in) Operating Activities	$6,105
Net cash provided by / (used in) Investing Activities	(101,883)
Net increase/(decrease) in cash and cash equivalents	31,664
Cash and cash equivalents at beginning of period	181,758
Cash and cash equivalents at end of period	$213,422
Revised Information following the adoption	Three months ended
(Amounts in thousands)	March 31, 2017
Net cash provided by / (used in) Operating Activities	$6,329
Net cash provided by / (used in) Investing Activities	(95,216)
Net increase/(decrease) in cash and cash equivalents and restricted cash	38,555
Cash and cash equivalents and restricted cash at beginning of period	195,762
Cash and cash equivalents and restricted cash at end of period	$234,317

PROSPECTUS

$1,000,000,000

Common Shares, Preferred Shares, Debt Securities,
Warrants, Rights and Units
and
39,060,215 Common Shares
offered by the Selling Shareholders

Through this prospectus, we may periodically offer:

(1)	common shares;
(2)	preferred shares;
(3)	our debt securities, which may be guaranteed by one or more of our subsidiaries;
(4)	our warrants;
(5)	rights; and
(6)	our units.

We may also offer securities of the types listed above that are convertible or exchangeable into one or more of the securities listed above.

The aggregate offering price of all securities issued and sold by us under this prospectus may not exceed $1,000,000,000. The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers. The names of any underwriters, agents or dealers will be included in a supplement to this prospectus.

In addition, the selling shareholders named in this prospectus, or the Selling Shareholders, may sell in one or more offerings pursuant to this registration statement up to 39,060,215 of our common shares. The Selling Shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares is described under the sections entitled “Selling Shareholders” and “Plan of Distribution” in this prospectus. We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares and our 8.00% Senior Notes due 2019 are listed on the Nasdaq Global Select Market under the symbols “SBLK” and “SBLKL,” respectively.

An investment in these securities involves risks. See the section entitled “Risk Factors” beginning on page 3 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2017

i

ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the “Commission,” this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See “Where You Can Find Additional Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. Neither we nor the Selling Shareholders are making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

On June 20, 2016, we effected a five-for-one reverse stock split of our common shares (the “June 2016 Reverse Stock Split”). This reverse stock split reduced the number of the Company’s common shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Star Bulk,” the “Company,” “we,” “us,” “our,” or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries, and the “Selling Shareholders” refers to those of our shareholders described in “Selling Shareholders.” In addition, we use the term deadweight, or “dwt,” in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. To the extent a Selling Shareholder distributes our common shares to its equity holders, we will add the recipients of those common shares as selling shareholders via a prospectus supplement or post-effective amendment. Any references to such “Selling Shareholder” shall be deemed to be references to each such additional selling shareholder.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States, in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include “forward-looking statements,” as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “would,” “could,” and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include:

•	general dry bulk shipping market conditions, including fluctuations in charterhire rates and vessel values;

•	the strength of world economies;
•	the stability of Europe and the Euro;
•	fluctuations in interest rates and foreign exchange rates;
•	changes in demand in the dry bulk shipping industry, including the market for our vessels;
•	changes in our operating expenses, including bunker prices, dry docking and insurance costs;
•	changes in governmental rules and regulations or actions taken by regulatory authorities;
•	potential liability from pending or future litigation;
•	general domestic and international political conditions;
•	potential disruption of shipping routes due to accidents or political events;
•	the availability of financing and refinancing;
•	our ability to meet requirements for additional capital and financing to complete our newbuilding program and grow our business;
•	the impact of our indebtedness and the restrictions in our debt agreements;
•	vessel breakdowns and instances of off-hire;
•	risks associated with vessel construction;
•	potential exposure or loss from investment in derivative instruments;
•	potential conflicts of interest involving our Chief Executive Officer, his family and other members of our senior management; and
•	other important factors described in “Risk Factors.”

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled “Risk Factors” of this prospectus and in the 2016 20-F, as defined below, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Commission or us, as indicated below. Documents establishing the terms of the offered securities are filed as exhibits to the registration statement. Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s website.

Information Incorporated by Reference

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and certain information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

The following documents, filed with or furnished to the SEC, are specifically incorporated by reference and form an integral part of this prospectus:

•	Annual Report on Form 20-F (the “2016 20-F”) for the year ended December 31, 2016, filed with the Commission on March 22, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)

Information provided by the Company

We will furnish holders of our common shares with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market (the “Nasdaq”), those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

PROSPECTUS SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included or incorporated by reference elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus, and the documents incorporated by reference herein, including the section of this prospectus entitled “Risk Factors” and the more detailed information that appears later in this prospectus before making an investment in our common shares. Where we refer to information on a “fully delivered basis,” we are referring to such information after giving effect to the delivery of three newbuilding vessels and one secondhand vessel we have agreed to acquire.

OUR BUSINESS AND OUR FLEET

We are an international shipping company with extensive operational experience that owns and operates a fleet of dry bulk carrier vessels. On a fully delivered basis, we will have a fleet of 74 vessels consisting primarily of Newcastlemax, Capesize as well as Kamsarmax, Ultramax and Supramax vessels with a carrying capacity between 52,055 dwt and 209,537 dwt. Our vessels transport a broad range of major and minor bulk commodities, including ores, coal, grains and fertilizers, along worldwide shipping routes. Our highly experienced executive management team, with over 120 years of combined shipping industry experience, is led by Mr. Petros Pappas, who has more than 39 years of shipping industry experience and has managed approximately 330 vessel acquisitions and dispositions.

Please see the “Operating Fleet” table under the heading “Item 4. Information on the Company—B. Business Overview” in our 2016 20-F for information about our operating and newbuilding fleet as of March 9, 2017 and section of Recent Developments below.

For further information on the history of our company, our business strategies and competitive position in the dry bulk industry please refer to “Item 4. Information on the Company—A. History and Development of the Company” and “Our Competitive Strengths” and “Our Business Strategies” under the heading “Item 4. Information on the Company—B. Business Overview” in our 2016 20-F.

OUR FOUNDER AND HIS TRACK RECORD

Our founder and Chief Executive Officer, Mr. Pappas, has an established track record in the dry bulk industry, with more than 39 years of experience and involvement in approximately 330 vessel acquisitions and dispositions. Entities under his management and control owned up to 30 vessels in 2001, most of which were acquired during the first quarter of 1997, the second quarter of 1998 and the second quarter of 2001, periods corresponding to low asset values and freight rates. Substantially all of these vessels were sold by the end of 2005, during a period of record high vessel values and levels of the Baltic Dry Index (“BDI”) (a daily average of charter rates for key dry bulk routes).

Mr. Pappas has extensive experience in operating and investing in shipping, including through his principal shipping operations and investment vehicle, Oceanbulk Maritime S.A. (“Oceanbulk Maritime”). For further information regarding Mr. Pappas’ track record and the Company’s management team, please refer to “Item 6. Directors, Senior Management and Employees” of our 2016 20-F.

OAKTREE

Oaktree is our largest shareholder. Oaktree Capital Management, L.P. (together with its affiliates, “Oaktree”) is a leader among global investment managers specializing in alternative investments, with $100.5 billion in assets under management as of December 31, 2016. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide. See “Item 7 “Major Shareholders and Related Party Transactions—B. Related Party Transactions—Oaktree Shareholders Agreement.” of the 2016 20-F for a discussion on the various limitations on the transfer and voting of our common shares by Oaktree.

CORPORATE AND OTHER INFORMATION

We are a Marshall Islands corporation with principal executive offices at 40 Agiou Konstantinou Street, 15124, Athens Greece. Our telephone number at that address is 011-30-210-617-8400. We maintain a website on the Internet at http://www.starbulk.com. The information on our website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus. We were incorporated in the Marshall Islands on December 13, 2006, as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or “Star Maritime,” which was a special purpose acquisition corporation. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

RECENT DEVELOPMENTS

On January 24, 2017 and February 2, 2017, we issued and sold an aggregate 6,310,272 common shares pursuant to a private placement, at a price of $8.154 per share. The aggregate proceeds to us, net of private placement agent’s fees and expenses, were approximately $50.6 million, raised for general corporate purposes. Further information can be found in the Report on Form 6-K furnished to the Commission on January 24, 2017 (the “February 2017 Private Placement). The resale of the common shares sold in the February 2017 Private Placement is covered by this prospectus. See “Plan of Distribution.”

On February 9, 2017, we entered into a definitive agreement with a third party to sell the vessel Star Eleonora at market terms. The vessel was delivered to its new owner in March 2017.

On February 22, 2017, the Board of Directors adopted the 2017 Equity Incentive Plan (the “2017 Plan”) and reserved for issuance 950,000 common shares thereunder. The terms and conditions of the 2017 Plan are substantially similar to the terms and conditions of our previous equity incentive plans.

In March 2017, we took delivery of the Newcastlemex vessels Star Virgo (ex-HN 1371) and Star Ariadne (ex-HN 1360), which as further described in the 2016 20-F, are financed under separate bareboat charters with CSSC, accounted for as a capital lease.

In March 2017, we entered into definitive agreements to acquire two modern Kamsarmax vessels for an aggregate consideration of approximately $30.3 million. The vessels, Star Charis and Star Suzanna, were delivered to us in March 2017 and May 2017, respectively.

During the first half of 2017, we issued 476,300 common shares to our directors, officers and employees under the 2015 Equity Incentive Plan and the 2016 Equity Incentive Plan as defined below.

In June 2017, we entered into a definitive agreement to acquire a Supramax dry bulk carrier, Diva, with expected delivery in July 2017, for an aggregate consideration of $10.5 million. The acquisition will be partly financed through debt secured from a financial institution.

In June 2017, we entered into a definitive agreement with ABN AMRO N.V., for a financing of an aggregate amount of $30.8 million. The facility consists of two tranches. The first tranche of $16.0 million was used to partially finance the acquisition cost of the new Kamsarmax vessels, Star Charis and Star Suzanna, discussed above. The second tranche of $14.8 million was used to prepay in full all outstanding amounts under the Heron Vessels Facility (as defined in the 2016 20-F), which was terminated. The second tranche is secured by the vessels Star Angelina and Star Gwyneth, which secured the Heron Vessels Facility.

In July 2017, following the refinancing of the Heron Vessels Facility and the execution of Supplemental Agreements with all Lenders under our other Senior Secured Credit Facilities, we completed the Restructuring Transactions in their entirety (all capitalized terms referred to in this paragraph are defined in the 2016 20-F).

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the discussion of risks under the heading “Item 3. Key Information—D. Risk Factors” in the 2016 20-F and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled “Incorporation by Reference of Certain Documents.” In addition, you should also consider carefully the risks set forth under the heading “Risk Factors” in any prospectus supplement before investing in the securities offered by this prospectus. The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

Any of the referenced risks could materially and adversely affect our business, financial condition, results of operations or cash flows. In such a case, you may lose all or part of your original investment.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our unaudited ratio of earnings to fixed charges for each of the last five fiscal years ended December 31.

	Year Ended December 31,
(dollars in thousands)	2016	2015	2014	2013	2012
Earnings / (Loss)
Income (loss) before income taxes and income from investee	$(154,087)	$(458,387)	$(11,829)	$1,850	$(314,521)
Add
Fixed charges	47,403	45,237	18,336	7,308	7,669
Amortization of capitalized borrowing costs	420	274	111	100	100
Subtract
Capitalized borrowing costs	(4,412)	(15,203)	(8,424)	(633)	—
Total Earnings / (Loss)	$(110,676)	$(428,079)	$(1,806)	$8,625	$(306,752)
Fixed Charges
Interest expensed, capitalized borrowing costs and amortization of deferred finance fees	47,403	45,237	$18,336	$7,308	$7,669
Total Fixed Charges	$47,403	$45,237	$18,336	$7,308	$7,669
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	1.18	N/A
Dollar amount of the coverage deficiency(2)	$158,079	$473,316	$20,142	$—	$314,421
(1)	We have not issued any preferred stock as of the date of this prospectus. Accordingly, the ratio of earnings to consolidated fixed charges and preferred dividends is equivalent to the ratio of earnings to fixed charges.
(2)	Our earnings for the years ended December 2016, 2015, 2014 and 2012 were inadequate to cover fixed charges. The additional earnings indicated for each period would have been necessary to bring the ratio to 1.0.

USE OF PROCEEDS

Unless we specify otherwise in any prospectus supplement, we may use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, repurchases of our securities as permitted under our debt agreements, to make vessel or other acquisitions or for general corporate purposes or any combination thereof. We will not receive any proceeds from sales of securities by the Selling Shareholders.

PER SHARE MARKET PRICE INFORMATION

Since December 3, 2007 our common shares have traded on the Nasdaq Global Select Market under the symbol “SBLK.” You should carefully review the high and low prices of Star Bulk common shares in the tables for the months, quarters and years indicated under the heading Item 9. “The Offer and Listing” in the 2016 20-F, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our common shares as reported by the NASDAQ Global Select Market.

	High	Low
Months
July 2017(through July 19, 2017)	$10.77	$8.86
June 2017	$10.00	$7.61
May 2017	$9.88	$7.57
April 2017	$13.40	$9.27
March 2017	$12.25	$8.82

CAPITALIZATION

The following table sets forth our capitalization table as of December 31, 2016, on

•	an Actual basis; and
•	an As Adjusted basis, as of July 19, 2017, to give effect to :
•	scheduled payments under our bareboat lease commitments of $4.4 million;
•	the incurrence of $79.9 million of capital lease obligations in connection with the delivery of Star Virgo and Star Ariadne in March 2017 (See “Prospectus Summary – Recent Developments”);
•	the prepayment of $1.2 million towards the tranche of Star Eleonora under DNB $120.0 million Facility (as defined in 2016 20-F) following the vessel’s sale (See “Prospectus Summary – Recent Developments”);
•	the issuance of 6,310,272 common shares in connection with the February 2017 Private Placement (See “Prospectus Summary – Recent Developments”);
•	the repayment in full of the $14.8 million outstanding under the Heron Vessels Facility in July 2017 (See “Prospectus Summary – Recent Developments”);
•	the incurrence of $30.8 million of indebtedness under a credit facility with ABN AMRO N.V, to partially finance the acquisition cost of Star Charis and Star Suzanna and to refinance the Heron Vessels Facility (See “Prospectus Summary – Recent Developments”); and
•	The issuance of 476,300 common shares to our directors, officers and employees under the 2015 Equity Incentive Plan and the 2016 Equity Incentive Plan (both as defined below).
	As of December 31, 2016
	Actual	As Adjusted
	(dollars in thousands except per share and share data)
Capitalization
8.00% 2019 Notes (net of unamortized deferred financing fees of $ 1,243)	$48,757	$48,757
Other outstanding debt including capital lease commitments (net of unamortized deferred financing fees of $ 9,253)	902,567	992,844
Total debt (including current portion)(1)	$951,324	$1,041,601
Preferred Stock, $0.01 par value; 25,000,000 shares authorized, none issued or outstanding, actual and as adjusted	—	—
Common shares, $0.01 par value; 300,000,000 shares authorized, 56,628,907 shares issued and outstanding actual, 63,415,479 shares issued and outstanding as adjusted	566	634
Accumulated other comprehensive income	(294)	(294)
Additional paid-in capital	2,063,490	2,114,019
Accumulated deficit	(1,026,532)	(1,026,532)
Total shareholders’ equity	1,037,230	1,087,827
Total capitalization	$1,988,554	$2,129,428
(1)	With the exception of the 2019 Notes, all of our debt is secured.

Other than the adjustments described above, there have been no significant adjustments to our capitalization since December 31, 2016. This table should be read in conjunction with the section entitled “Operating and Financial Review and Prospects” and the consolidated financial statements and related notes included in the 2016 20-F. If necessary, updated information on our capitalization will be included in a prospectus supplement.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the Selling Shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus (or to be held, as noted below) by the Selling Shareholders. The Selling Shareholders are offering an aggregate of up to 39,060,215 of our common shares, which were previously acquired (or agreed to be acquired, pursuant to binding agreements, as noted below) in private transactions and in the January 2015 Equity Offering, the May 2015 Equity Offering, the September 2016 Equity Offering (each as defined below under “Description of Capital Stock—Share History”) and the February 2017 Private Placement. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering
Oaktree Capital Group Holdings GP, LLC and certain of its advisory clients(1)	32,439,506	51.2%	32,439,506	0%
Senator Investment Group LP and affiliates thereof(2)	3,065,980	4.8%	3,065,980	0%
Entities affiliated with Petros Pappas(3)	3,385,454	5.3%	3,385,454	0%
Spyros Capralos	169,275	*	169,275	*
*	less than one percent
(1)	Consists of (i) 1,316,498 shares held by Oaktree Value Opportunities Fund, L.P. (“VOF”), (ii) 2,397,106 shares held by Oaktree Opportunities Fund IX Delaware, L.P. (“Fund IX”), (iii) 22,016 shares held by Oaktree Opportunities Fund IX (Parallel 2), L.P. (“Parallel 2”), (iv) 16,445,307 shares held by Oaktree Dry Bulk Holdings LLC (“Dry Bulk Holdings”), (v) 12,249,999 shares held by OCM XL Holdings L.P., a Cayman Islands exempted limited partnership (“OCM XL”) and (vi) 8,580 shares held by OCM FIE, LLC (“FIE”). Each of the foregoing funds and entities is affiliated with Oaktree Capital Group Holdings GP, LLC (“OCGH”). The members of OCGH are Howard S. Marks, Bruce A. Karsh, Jay S. Wintrob, John B. Frank, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and David M. Kirchheimer. Each of the direct and indirect general partners, managing members, directors, unit holders, shareholders, and members of VOF, Fund IX, Parallel 2, Dry Bulk Holdings, OCM XL and FIE, may be deemed to share voting and dispositive power over the shares owned by such entities, but disclaims beneficial ownership in such shares except to the extent of any pecuniary interest therein. The address for these entities (collectively, the “Oaktree Funds”) is c/o Oaktree Capital Management, L.P., 333 South Grand Avenue, 28th Floor, Los Angeles, California 90071. OCM Investments, LLC (a subsidiary of Oaktree Capital Management, L.P., which is the investment manager of the Oaktree Funds) is registered as a broker-dealer with the Commission and in all 50 states, the District of Columbia and Puerto Rico, and is a member of the U.S. Financial Industry Regulatory Authority. Oaktree Funds purchased common shares in the ordinary course of business and, at the time of the purchase of the Company’s common shares to be resold under this registration statement, had no agreements or understandings, directly or indirectly, with any person to distribute the common shares.
(2)	Consists of shares held by Senator Global Opportunity Master Fund, L.P.
(3)	Family members and companies related to family members of our Chief Executive Officer, Mr. Petros Pappas.

PLAN OF DISTRIBUTION

We may sell or distribute the securities included in this prospectus, and the Selling Shareholders may sell our common shares, to or through underwriters, agents, brokers or dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, at fixed prices (which may be changed), or at varying prices determined at the time of sale.

In addition, we may sell some or all of our securities included in this prospectus, and the Selling Shareholders may sell our common shares included in this prospectus, through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans; or
•	otherwise through a combination of any of the above methods of sale.

In addition, we or any Selling Shareholders may enter into option, share lending or other types of transactions that require us or such Selling Shareholders, as applicable, to deliver our securities to an underwriter or a broker-dealer, who will then resell or transfer the securities under this prospectus. We or any Selling Shareholder also may enter into hedging transactions with respect to our securities. For example, we or any Selling Shareholder may:

•	enter into transactions involving short sales of our common shares by underwriters or broker-dealers;
•	sell common shares short and deliver the shares to close out short positions;
•	enter into option or other types of transactions that require us or the Selling Shareholders, as applicable, to deliver common shares to an underwriter or broker-dealer, who will then resell or transfer the common shares under this prospectus; or
•	loan or pledge the common shares to an underwriter or broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any Selling Shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of common shares covered by this prospectus. The Selling Shareholders might not sell any securities under this prospectus. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

We or any Selling Shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or any Selling Shareholder or borrowed from us, any Selling Shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or any Selling Shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we or any Selling Shareholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or the securities of any Selling Shareholders, as applicable, or in connection with a concurrent offering of other securities.

Common shares may also be exchanged for satisfaction of the Selling Shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve broker-dealers.

The Selling Shareholders and any broker-dealers or other persons acting on our behalf or on the behalf of the Selling Shareholders that participate with us or the Selling Shareholders in the distribution of the securities may be deemed to be underwriters, and any commissions received or profit realized by them on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended, or the Securities Act. As a result, we have informed the Selling Shareholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Shareholders in the market.

Some of the underwriters, dealers or agents used by us or the Selling Shareholders in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us and/or such Selling Shareholders, as applicable, or affiliates of ours and/or theirs, as applicable, in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us and/or the Selling Shareholders to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us and/or such Selling Shareholders for certain expenses. As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of the securities pursuant to this prospectus.

To the extent required by the Securities Act, a prospectus supplement will be distributed at the time that any particular offering of securities is made, setting forth the terms of the offering, including the aggregate number of securities being offered; the purchase price of the securities and the proceeds we and/or any Selling Shareholders will receive from the sale of the securities; the initial offering price of the securities; the names of any underwriters, dealers or agents; any discounts, commissions and other items constituting compensation from us; any discounts, commissions or concessions allowed or re-allowed or paid to underwriters, dealers or agents; any securities exchanges on which the securities may be listed; the method of distribution of the securities; the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and any other information we think is important. Furthermore, we, our executive officers, our directors and the Selling Shareholders may agree, subject to certain exemptions, that for a certain period from the date of the prospectus supplement under which the securities are offered, we and they will not, without the prior written consent of an underwriter, offer, sell, contract to sell, pledge or otherwise dispose of any of our common shares or any securities convertible into or exchangeable for our common shares. However, an underwriter, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice. We expect an underwriter to exclude from these lock-up agreements securities exercised and/or sold pursuant to trading plans entered into by any selling shareholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of the Selling Shareholders’ securities on the basis of parameters described in such trading plans.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear costs relating to the securities offered and sold by us and the Selling Shareholders under this Registration Statement.

As a result of requirements of the Financial Industry Regulatory Authority, or “FINRA,” formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by us or any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act. If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital

Under our fourth amended and restated articles of incorporation, or our “Articles,” our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus.

Common Shares

As of June 30, 2017, we had 63,415,479 common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors (the “Board of Directors”) out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Share History

Reverse Stock Split

On June 20, 2016, we effected the June 2016 Reverse Stock Split. The June 2016 Reverse Stock Split reduced the number of the Company’s common shares from 219,778,437 to 43,955,659. All share counts presented in this prospectus have been adjusted for the June 2016 Reverse Stock Split.

Transactions

In July 2014, we issued as consideration 10,820,840 common shares in the July 2014 Transactions (as defined in the 2016 20-F), consisting of 9,679,153 common shares for the merger of Oaktree OBC Holdings LLC and Millennia Limited Liability Company in our two merger subsidiaries, 718,546 common shares for the acquisition of Dioriga Shipping Co. and Positive Shipping Company and 423,141 common shares as partial consideration for the acquisition of the Heron Vessels (as defined in the 2016 20-F).

In August 2014, we agreed to issue the Excel Vessel Share Consideration (as defined in the 2016 20-F) of approximately 5,983,462 common shares under the terms of the Excel Transactions (as defined in the 2016 20-F). As of December 31, 2014, we had issued all shares, out of which 5,131,885 common shares were issued in 2014 as part of the Excel Vessel Share Consideration and the remaining 851,577 shares were issued in 2015.

We issued 4,520 common shares during the year ended December 31, 2014, as part of the consideration for the acquisition of 33% of the total outstanding common stock of Interchart Shipping Inc.

During the year ended December 31, 2015 and 2016 we issued 34,234 common shares and 138,453 common shares, respectively, as consideration for the third and the fourth installment payable to Oceanbulk Maritime S.A (as defined in the 2016 20-F) as commission for the shipbuilding contracts of certain of our newbuilding vessels.

Equity Offerings

On January 14, 2015, we issued and sold 9,800,084 common shares in an underwritten public offering for aggregate proceeds for aggregate proceeds, net of underwriting commissions and offering expenses, of $242.2 million, which we used for the financing of our newbuilding program and general corporate purposes (the “January 2015 Equity Offering”).

On May 18, 2015, we issued and sold 11,250,000 common shares in an underwritten public offering for aggregate proceeds, net of underwriting commissions and offering expenses, of $175.6 million, which we used for the financing of our newbuilding program and general corporate purposes (the “May 2015 Equity Offering”).

On September 20, 2016, we issued and sold 11,976,745 common shares in an underwritten public offering for aggregate proceeds, net of underwriting commissions and offering expenses, of $50.3 million, raised for the financing of our newbuilding program and general corporate purposes (the “September 2016 Equity Offering”).

On January 24, 2017 and February 2, 2017, we issued and sold an aggregate 6,310,272 common shares pursuant to a private placement for aggregate proceeds, net of private placement agent’s fees and expenses, of $50.6, raised for general corporate purposes (the “February 2017 Private Placement”).

Equity Incentive Plans

On February 20, 2014, April 13, 2015, May 9, 2016 and February 22, 2017, respectively, our board of directors approved the 2014 Equity Incentive Plan (the “2014 Equity Incentive Plan”) ,the 2015 Equity Incentive Plan (the “2015 Equity Incentive Plan”), the 2016 Equity Incentive Plan (the “2016 Equity Incentive Plan”) and the 2017 Equity Incentive Plan (the “2017 Equity Incentive Plan”) (collectively, the “Equity Incentive Plans), under which officers, key employees, directors, and consultants of the Company and its subsidiaries are eligible to receive options to acquire common shares, stock appreciation rights, restricted stock and other stock-based or stock-denominated awards. We reserved a total of 86,000 common shares, 280,000 common shares, 940,000 common shares and 950,000 common shares for issuance) under the Equity Incentive Plans, subject to further adjustment for changes in capitalization as provided in the plans. The purpose of the Equity Incentive Plans is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants, whose contributions to us are or may be important to our success and to align the interests of such persons with our shareholders. The various types of incentive awards that may be issued under the Equity Incentive Plans enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The Equity Incentive Plans are administered by our compensation committee, or such other committee of our board of directors as may be designated by the board. The Equity Incentive Plans permit issuance of restricted shares, grants of options to purchase common shares, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock.

Under the terms of the Equity Incentive Plans, stock options and stock appreciation rights granted under the Equity Incentive Plans have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the administrator of the Equity Incentive Plans, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights are exercisable at times and under conditions as determined by the administrator of the Equity Incentive Plans, but in no event will they be exercisable later than ten years from the date of grant.

The administrator of the Equity Incentive Plans may grant common shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the administrator of the Equity Incentive Plans. Upon the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the administrator of the Equity Incentive Plans. The administrator of the Equity Incentive Plans may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a “change in control” (as defined in the Equity Incentive Plans), unless otherwise provided by the administrator of the Equity Incentive Plans in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The board of directors may amend or terminate the Equity Incentive Plans and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Shareholders’ approval of Equity Incentive Plans amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the board of directors, the Equity Incentive Plans will expire ten years from the date on which the Equity Incentive Plans was adopted by the board of directors.

The terms and conditions of the Equity Incentive Plans are substantially similar to those of the previous plans. All of the common shares that were reserved for issuance under the 2014 Equity Incentive Plan and the

2015 Equity Incentive Plan were issued and vested in full, whereas there are 80,000 common shares unvested from the 2016 Equity Incentive Plan and 944,000 common shares unvested from the 2017 Equity Incentive Plan, as of the date of this prospectus.

During the years 2014, 2015 and 2016 and as of the date of this prospectus, pursuant to the Equity Incentive Plans, we have granted the following securities:

•	On February 20, 2014, 78,833 restricted common shares were granted to certain of our directors, officers and employees. The respective shares were issued on May 27, 2014 and vested on March 20, 2015.
•	On February 20, 2014, 1,600 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Erhardt. The respective shares were issued on May 27, 2014 and vested on the same date that they were granted.
•	On July 11, 2014, 3,000 restricted common shares were granted to two of our directors, Mr. Softeland and Mr. Schmitz and vested immediately. We issued the respective shares on April 26, 2016.
•	On July 31, 2014, 33,768 restricted common shares were granted to our former Chief Executive Officer and current Non-Executive Chairman, Spyros Capralos, in connection with a termination agreement. We issued the respective shares on August 4, 2014.
•	On April 13, 2015, 135,230 restricted common shares were granted to certain of our directors, officers and employees. The respective shares have been issued and vested in April 2016.
•	On April 13, 2015, share purchase options of up to 104,250 common shares were granted to certain of our directors and officers. The respective are exercisable between the third and the fifth anniversary of the grant date.
•	On May 9, 2016, 690,000 restricted common shares were granted to certain of our directors, officers and employees. In July 2016, 650,000 of respective shares were vested, while the remaining 40,000 will vest on March 1, 2018. Out of these shares, 558,050 common shares were issued during the fourth quarter 2016 and 130,800 common shares during the first half of 2017. We plan to issue the remaining shares in 2017.
•	On September 12, 2016, 345,000 restricted common shares were granted to certain of our directions and officers for their participation in the negotiations with our lenders related to the Restructuring (as defined in the 2016 20-F). The respective shares were issued during the first quarter of 2017, and 305,000 of such restricted common shares vested on March 30, 2017, with the remaining 40,000 to vest on March 1, 2018.
•	On February 22, 2017, 944,000 restricted common shares were granted to certain of our directions and officers. The respective shares have not yet been issued and 744,000 of such restricted common shares will vest on August 22, 2017 with the remaining 200,000 restricted common shares to vest on August 22, 2018.

As of the date of this prospectus, 58,574 common shares are available under the 2017 Equity Incentive Plan.

Preferred Stock

Under the terms of our Articles, our Board of Directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our Board of Directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our Board of Directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our Board of Directors could, without stockholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our Board of Directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors

Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our Board of Directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The Board of Directors may change the number of directors, but may not reduce the number to be less than three directors, only by a vote of not less than 66 2∕3% of the entire Board of Directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our Board of Directors has the authority to fix the amounts which shall be payable to the members of the Board of Directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our Third Amended and Restated Bylaws, or “Bylaws,” provide that no contract or transaction between us and one or more of its directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our Board of Directors or the committee and our Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our Board of Directors as defined in Section 55 of the Business Corporation Act, or the MIBCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by our Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our Board of Directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings

Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our Board of Directors. The meetings may be held in or outside of the Marshall Islands. Our Board of Directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters’ Rights of Appraisal and Payment

Under the MIBCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the MIBCA if for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder’s shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the MIBCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the MIBCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders’ Derivative Actions

Under the MIBCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The MIBCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws

Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors

Our Articles provide for the division of our Board of Directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our Board of Directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for two years.

Blank Check Preferred Stock

Our Articles authorize our Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;
•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and
•	the voting rights, if any, of the holders of the series.

Business Combinations

Although the MIBCA does not contain specific provisions regarding “business combinations” between corporations organized under the laws of the Republic of Marshall Islands and “interested shareholders,” we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•	prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our Board of Directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;
•	upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;
•	at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or
•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of common shares under the Securities Act.

For purposes of these provisions, a “business combination” includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an “interested shareholder” is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors

Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our Board of Directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions

The MIBCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation’s articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the Board of Directors shall be divided into three classes;
•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;
•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2∕3% of the entire Board of Directors;
•	the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;
•	we may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and
•	we shall indemnify directors and officers to the full extent permitted by law, and we shall advance certain expenses (including attorneys’ fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an “interested shareholder” is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year’s annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede a shareholder’s ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates.

We may issue senior debt securities from time to time in series under an indenture dated November 6, 2014, among us and U.S. Bank National Association, as Trustee (as amended or supplemented from time to time, the “Senior Indenture”). The Senior Indenture is Exhibit 4.1 to our report on Form 6-K, furnished to the Commission on November 7, 2014. We may issue subordinated debt securities pursuant to a subordinated indenture, between us and the trustee named in therein (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures” and, each an “Indenture”). The Subordinated Indenture will be filed either as exhibit to an amendment to this Registration Statement, or as an exhibit to a Securities Exchange Act of 1934, or Exchange Act, report that will be incorporated by reference to the Registration Statement or a prospectus supplement. We will refer to any or all of these reports as “subsequent filings.”

The Senior Indenture is, and the Subordinated Indenture will be, subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under the Senior Indenture is unlimited. The Senior Indenture provides that the specific terms of any series of debt securities must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series. The aggregate principal amount of debt securities which may be issued under the Subordinated Indenture will be unlimited. The Subordinated Indenture will contain the specific terms of any series of debt securities or provide that those terms must be set forth in or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

The following description of the terms of the debt securities sets forth certain general terms and provisions. The statements below are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures. The specific terms of any debt securities that we may offer, including any modifications of, or additions to, the general terms described below as well as any applicable material U.S. federal income tax considerations concerning the ownership of such debt securities will be described in the applicable prospectus supplement or supplemental indenture. Accordingly, for a complete description of the terms of a particular issue of debt securities, the general description of the debt securities set forth below should be read in conjunction with the applicable prospectus supplement and Indenture, as amended or supplemented from time to time.

General

Neither Indenture limits the amount of debt securities which may be issued, and each Indenture provides that debt securities may be issued up to the aggregate principal amount from time to time. The debt securities may be issued in one or more series. The senior debt securities are unsecured and rank in parity in right of payment with all of our other unsecured and unsubordinated indebtedness. Each series of subordinated debt securities will be unsecured and subordinated in right of payment to all present and future senior indebtedness of debt securities will be described in an accompanying prospectus supplement.

You should read the subsequent filings relating to the particular series of debt securities for the following terms of the offered debt securities:

•	the designation, aggregate principal amount and authorized denominations, and the obligors with respect thereto;
•	the issue price, expressed as a percentage of the aggregate principal amount;
•	the maturity date;
•	the interest rate per annum, if any;
•	if the offered debt securities provide for interest payments, the date from which interest will accrue, the dates on which interest will be payable, the date on which payment of interest will commence and the regular record dates for interest payment dates;
•	any optional or mandatory sinking fund provisions or conversion or exchangeability provisions;

•	the date, if any, after which and the price or prices at which the offered debt securities may be optionally redeemed or must be mandatorily redeemed and any other terms and provisions of optional or mandatory redemptions;
•	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which offered debt securities of the series will be issuable;
•	if other than the full principal amount, the portion of the principal amount of offered debt securities of the series which will be payable upon acceleration or provable in bankruptcy;
•	any events of default not set forth in this prospectus;
•	the currency or currencies, including composite currencies, in which principal, premium and interest will be payable, if other than the currency of the United States of America;
•	if principal, premium or interest is payable, at our election or at the election of any holder, in a currency other than that in which the offered debt securities of the series are stated to be payable, the period or periods within which, and the terms and conditions upon which, the election may be made;
•	whether interest will be payable in cash or additional securities at our or the holder’s option and the terms and conditions upon which the election may be made;
•	if denominated in a currency or currencies other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of those debt securities under the applicable Indenture;
•	if the amount of payments of principal, premium or interest may be determined with reference to an index, formula or other method based on a coin or currency other than that in which the offered debt securities of the series are stated to be payable, the manner in which the amounts will be determined;
•	any restrictive covenants or other material terms relating to the offered debt securities, which may not be inconsistent with the applicable Indenture;
•	whether the offered debt securities will be issued in the form of global securities or certificates in registered form;
•	any terms with respect to subordination or security;
•	any listing on any securities exchange or quotation system;
•	additional or differing terms relating to the amendment or modification of the Indenture or waivers with respect to such Indenture or series of debt securities;
•	additional or differing provisions, if any, related to defeasance and discharge of the offered debt securities; and
•	the applicability of any guarantees.

Unless otherwise indicated in subsequent filings with the Commission relating to each of the Indentures, principal, premium and interest will be payable and the debt securities will be transferable at the corporate trust office of the applicable trustee. Unless other arrangements are made or set forth in subsequent filings or a supplemental indenture, principal, premium and interest will be paid by checks mailed to the holders at their registered addresses.

Unless otherwise indicated in subsequent filings with the Commission, the debt securities will be issued only in fully registered form without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with these debt securities.

Some or all of the debt securities may be issued as discounted debt securities, bearing no interest or interest at a rate which at the time of issuance is below market rates, to be sold at a substantial discount below the stated principal amount. United States federal income consequences and other special considerations applicable to any discounted securities will be described in subsequent filings with the Commission relating to those securities.

We refer you to applicable subsequent filings with respect to any deletions or additions or modifications from the description contained in this prospectus.

Senior Debt

We may issue senior debt securities under the Senior Indenture. These senior debt securities would rank on an equal basis in right of payment with all our other unsecured debt except subordinated debt.

Subordinated Debt

We may issue subordinated debt securities under the Subordinated Indenture. Subordinated debt would rank subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all our senior debt (both secured and unsecured).

In general, the holders of all senior debt are first entitled to receive payment of the full amount unpaid on senior debt before the holders of any of the subordinated debt securities are entitled to receive a payment on account of the principal or interest on the indebtedness evidenced by the subordinated debt securities in certain events.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the Subordinated Indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•	the principal, premium, if any, interest and any other amounts owing in respect of our indebtedness for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities or letters of credit;
•	all capitalized lease obligations;
•	all hedging obligations;
•	all obligations representing the deferred purchase price of property; and
•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities; and
•	any indebtedness that by its terms is subordinated in right of payment to, or ranks on an equal basis in right of payment with, our subordinated debt securities.

Covenants

Any series of offered debt securities may have covenants in addition to or differing from those included in the applicable Indenture which will be described in subsequent filings prepared in connection with the offering of such securities, limiting or restricting, among other things:

•	the ability of us or our subsidiaries to incur either secured or unsecured debt, or both;
•	the ability to make certain payments, dividends, redemptions or repurchases;
•	our ability to create dividend and other payment restrictions affecting our subsidiaries;

•	our ability to make investments;
•	mergers and consolidations by us or our subsidiaries;
•	sales of assets by us;
•	our ability to enter into transactions with affiliates;
•	our ability to incur liens; and
•	sale and leaseback transactions.

Modification of the Indentures

Each Indenture and the rights of the respective holders may be modified by us only with the consent of holders of not less than a majority in aggregate principal amount of the outstanding debt securities of all series under the respective Indenture affected by the modification, taken together as a class. But no modification that:

(1)	changes the amount of securities whose holders must consent to an amendment, supplement or waiver, except to increase any such amount or to provide that certain provisions of the Indenture cannot be modified, amended or waived without the consent of the holder of each outstanding security affected thereby;
(2)	reduces the amount of interest, or changes the interest payment time, on any security;
(3)	waives a redemption payment or alters the redemption provisions (other than any alteration that would not materially adversely affect the legal rights of any holder under the Indenture) or the price at which we are required to offer to purchase the securities;
(4)	reduces the principal or changes the maturity of any security or reduces the amount of, or postpones the date fixed for, the payment of any sinking fund or analogous obligation;
(5)	reduces the principal amount payable of any security upon maturity;
(6)	waive a default or event of default in the payment of the principal of or interest, if any, on any security (except a rescission of acceleration of the securities of any series by the holders of at least a majority in principal amount of the outstanding securities of such series and a waiver of the payment default that resulted from such acceleration);
(7)	changes the place or currency of payment of principal of or interest, if any, on any security other than that stated in the security;
(8)	impairs the right of any holder to receive payment of principal or, or interest on, the securities of such holder on or after the due dates therefor;
(9)	impairs the right to institute suit for the enforcement of any payment on, or with respect to, any security;
(10)	make any change in the table of contents, headings, and decisions and determinations relating to foreign currency under the Indenture;
(11)	changes the ranking of the securities in right of payment; or
(12)	makes any other change which is restricted by a specified in a board resolution, a supplemental indenture hereto or an officers’ certificate.

Events of Default

Each Indenture defines an event of default for the debt securities of any series as being any one of the following events:

•	default in any payment of interest when due which continues for 30 days;
•	default in any payment of principal or premium when due;
•	default in the deposit of any sinking fund payment when due;

•	default in the performance of any covenant in the debt securities or the applicable Indenture which continues for 60 days after we receive notice of the default;
•	default under a bond, debenture, note or other evidence of indebtedness for borrowed money by us or our subsidiaries (to the extent we are directly responsible or liable therefor and other than intercompany indebtedness) having a principal amount in excess of $25.0 million for the Senior Indenture and a minimum amount set forth in the applicable subsequent filing for the Subordinated Indenture, whether such indebtedness now exists or is hereafter created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such acceleration having been rescinded or annulled or cured within 30 days after we receive notice of the default; and
•	events of bankruptcy, insolvency or reorganization.

An event of default of one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

There may be such other or different events of default as described in an applicable subsequent filing with respect to any class or series of offered debt securities.

In case an event of default occurs and continues for the debt securities of any series, the applicable trustee or the holders of not less than 25% in aggregate principal amount of the debt securities then outstanding of that series may declare the principal and accrued but unpaid interest of the debt securities of that series to be due and payable. Any event of default for the debt securities of any series which has been cured may be waived by the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding.

Each Indenture requires us to file annually after debt securities are issued under that Indenture with the applicable trustee a written statement signed by two of our officers as to the absence of material defaults under the terms of that Indenture. Each Indenture provides that the applicable trustee may withhold notice to the holders of any default if it considers it in the interest of the holders to do so, except notice of a default in payment of principal, premium or interest.

Subject to the duties of the trustee in case an event of default occurs and continues, each Indenture provides that the trustee is under no obligation to exercise any of its rights or powers under that Indenture at the request, order or direction of holders unless the holders have offered to the trustee reasonable indemnity. Subject to these provisions for indemnification and the rights of the trustee, each Indenture provides that the holders of a majority in principal amount of the debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee as long as the exercise of that right does not conflict with any law or the Indenture.

Defeasance and Discharge

The terms of each Indenture provide us with the option to be discharged from any and all obligations in respect of the debt securities issued thereunder upon the deposit with the trustee, in trust, of money or U.S. government obligations, or both, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of the payments in accordance with the terms of the debt securities and the Indenture governing the debt securities. This right may only be exercised if, among other things, we have received from, or there has been published by, the United States Internal Revenue Service a ruling or there has been a change in the applicable United Stated federal income tax law to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to holders. This discharge would not apply to our obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold moneys for payment in trust.

Defeasance of Certain Covenants

The terms of the debt securities provide us with the right to omit complying with specified covenants and that specified events of default described in a subsequent filing will not apply. In order to exercise this right, we will be required to deposit with the trustee money or U.S. government obligations, or both, which through the payment of interest and principal will provide money in an amount sufficient to pay principal, premium, if any, and interest on, and any mandatory sinking fund payments in respect of, the debt securities on the stated maturity of such payments in accordance with the terms of the debt securities and the Indenture governing such debt securities. We will also be required to deliver to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that the deposit and related covenant defeasance will not cause the holders of such series to recognize income, gain or loss for federal income tax purposes.

A subsequent filing may further describe the provisions, if any, of any particular series of offered debt securities permitting a discharge defeasance.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository identified in an applicable subsequent filing and registered in the name of the depository or a nominee for the depository. In such a case, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be transferred except as a whole by the depository for the global security to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or by the depository or any nominee to a successor depository for that series or a nominee of the successor depository and except in the circumstances described in an applicable subsequent filing.

We expect that the following provisions will apply to depository arrangements for any portion of a series of debt securities to be represented by a global security. Any additional or different terms of the depository arrangement will be described in an applicable subsequent filing.

Upon the issuance of any global security, and the deposit of that global security with or on behalf of the depository for the global security, the depository will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by that global security to the accounts of institutions that have accounts with the depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participating institutions or persons that may hold interest through such participating institutions. Ownership of beneficial interests by participating institutions in the global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depository for the global security or by its nominee. Ownership of beneficial interests in the global security by persons that hold through participating institutions will be shown on, and the transfer of the beneficial interests within the participating institutions will be effected only through, records maintained by those participating institutions. The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in the global securities.

So long as the depository for a global security, or its nominee, is the registered owner of that global security, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable Indenture. Unless otherwise specified in an applicable subsequent filing and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of the series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of the depository and, if such person is not a participating institution, on the procedures of the participating institution through which the person owns its interest, to exercise any rights of a holder under the Indenture.

The depository may grant proxies and otherwise authorize participating institutions to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the applicable Indenture. We understand that, under existing industry practices, if we request any action of holders or any owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under the applicable Indenture, the depository would authorize the participating institutions to give the notice or take the action, and participating institutions would authorize beneficial owners owning through such participating institutions to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

Unless otherwise specified in applicable subsequent filings, payments of principal, premium and interest on debt securities represented by a global security registered in the name of a depository or its nominee will be made by us to the depository or its nominee, as the case may be, as the registered owner of the global security.

We expect that the depository for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will credit participating institutions’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depository. We also expect that payments by participating institutions to owners of beneficial interests in the global security held through those participating institutions will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street names, and will be the responsibility of those participating institutions. None of us, the trustees or any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.

Unless otherwise specified in the applicable subsequent filings, a global security of any series will be exchangeable for certificated debt securities of the same series only if:

•	the depository for such global securities notifies us that it is unwilling or unable to continue as depository or such depository ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depository is not appointed by us within 90 days after we receive the notice or become aware of the ineligibility;
•	we in our sole discretion determine that the global securities shall be exchangeable for certificated debt securities; or
•	there shall have occurred and be continuing an event of default under the applicable Indenture with respect to the debt securities of that series.

Upon any exchange, owners of beneficial interests in the global security or securities will be entitled to physical delivery of individual debt securities in certificated form of like tenor and terms equal in principal amount to their beneficial interests, and to have the debt securities in certificated form registered in the names of the beneficial owners, which names are expected to be provided by the depository’s relevant participating institutions to the applicable trustee.

In the event that the Depository Trust Company, or “DTC,” acts as depository for the global securities of any series, the global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee.

DTC is a member of the U.S. Federal Reserve System, a limited-purpose trust company under New York State banking law and a registered clearing agency with the Commission. Established in 1973, DTC was created to reduce costs and provide clearing and settlement efficiencies by immobilizing securities and making “book-entry” changes to ownership of the securities. DTC provides securities movements for the net settlements of the National Securities Clearing Corporation, or “NSCC,” and settlement for institutional trades (which typically involve money and securities transfers between custodian banks and broker/dealers), as well as money market instruments.

DTC is a subsidiary of The Depository Trust & Clearing Company, or “DTCC.” DTCC is a holding company established in 1999 to combine DTC and NSCC. DTCC, through its subsidiaries, provides clearing, settlement and information services for equities, corporate and municipal bonds, government and mortgage backed securities, money market instruments and over the-counter derivatives. In addition, DTCC is a leading processor of mutual funds and insurance transactions, linking funds and carriers with their distribution networks. DTCC’s customer base extends to thousands of companies within the global financial services industry. DTCC serves brokers, dealers, institutional investors, banks, trust companies, mutual fund companies, insurance carriers, hedge funds and other financial intermediaries—either directly or through correspondent relationships.

DTCC is industry-owned by its customers who are members of the financial community, such as banks, broker/dealers, mutual funds and other financial institutions. DTCC operates on an at-cost basis, returning excess revenue from transaction fees to its member firms. All services provided by DTC are regulated by the Commission.

The 2017 DTCC Board of Directors is composed of 20 directors serving one-year terms. Twelve directors are representatives of clearing agency participants, including broker/dealers, custodian and clearing banks, and investment institutions; two directors are designated by DTCC’s preferred shareholders, which are NYSE Euronext and FINRA; four directors are from non-participants; and the remaining two are the non-executive chairman and the chief executive officer and president of DTCC. All of the Board members except those designated by the preferred shareholders are elected annually.

To facilitate subsequent transfers, the debt securities may be registered in the name of DTC’s nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities. DTC’s records reflect only the identity of the direct participating institutions to whose accounts debt securities are credited, which may or may not be the beneficial owners. The participating institutions remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participating institutions, by direct participating institutions to indirect participating institutions, and by direct participating institutions and indirect participating institutions to beneficial owners of debt securities are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy to the issuer as soon as possible after the record date. The proxy assigns Cede & Co.’s consenting or voting rights to those direct participating institution to whose accounts the debt securities are credited on the record date.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the debt securities of a series represented by global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participating institutions in that issue to be redeemed.

To the extent that any debt securities provide for repayment or repurchase at the option of the holders thereof, a beneficial owner shall give notice of any option to elect to have its interest in the global security repaid by us, through its participating institution, to the applicable trustee, and shall effect delivery of the interest in a global security by causing the direct participating institution to transfer the direct participating institution’s interest in the global security or securities representing the interest, on DTC’s records, to the applicable trustee. The requirement for physical delivery of debt securities in connection with a demand for repayment or repurchase will be deemed satisfied when the ownership rights in the global security or securities representing the debt securities are transferred by direct participating institutions on DTC’s records.

DTC may discontinue providing its services as securities depository for the debt securities at any time. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered as described above.

We may decide to discontinue use of the system of book-entry transfers through the securities depository. In that event, debt security certificates will be printed and delivered as described above.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•	the currency or currencies, in which the price of such warrants will be payable;
•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;
•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our equity securities. These rights may be issued independently or together with any other security offered by this prospectus and may or may not be transferable by the stockholder receiving the rights in the rights offering. In connection with any rights offering, we may enter into a standby underwriting agreement with one or more underwriters pursuant to which the underwriter will purchase any securities that remain unsubscribed for upon completion of the rights offering.

The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the exercise price for the rights;
•	the number of rights issued to each stockholder;
•	the extent to which the rights are transferable;
•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights;
•	the date on which the right to exercise the rights will commence and the date on which the right will expire;
•	the amount of rights outstanding;
•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities; and
•	the material terms of any standby underwriting arrangement entered into by us in connection with the rights offering.

The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate or rights agreement, which will be filed with the Commission if we offer rights. For more information on how you can obtain copies of any rights certificate or rights agreement if we offer rights, see “Where You Can Find Additional Information” of this prospectus. We urge you to read the applicable rights certificate, the applicable rights agreement and any applicable prospectus supplement in their entirety.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•	the terms of the units and of the warrants, debt securities, which may be guaranteed by one or more of our subsidiaries, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$85,539.01	(1)
FINRA filing fee	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Printing and typesetting expenses	$		*
Blue sky fees and expenses	$		*
Miscellaneous	$		*
Total	$		*
(1)	Pursuant to Rule 415(a)(6) under the Securities Act, the primary securities registered pursuant to the registration statement of which this prospectus forms a part (the “New Registration Statement”) include $473,497,906 of unsold common shares, other classes of units and debt securities, and the secondary securities registered pursuant to the New Registration Statement include 18,300,705 unsold common shares (collectively, “Unsold Previously Registered Securities”), that were previously registered on two previously filed registration statements on Form F-3 (File Nos. 333-197886 and 333-198832) (together, the “Previously Filed Registration Statements”). The Registrant has previously paid all applicable filing fees in connection with the registration of the Unsold Previously Registered Securities on the Previously Filed Registration Statements, which fees will continue to be applied to the Unsold Previously Registered Securities included in the New Registration Statement pursuant to Rule 415(a)(6). Accordingly, the amount of the registration fees has been calculated based only on $211,539,406.90 of secondary common shares being newly registered on this registration statement and $526,502,094 of securities of indeterminate number being newly registered on this registration statement. In accordance with Securities and Exchange Commission rules, the Registrant may continue to offer and sell the Unsold Previously Registered Securities during the grace period afforded by Rule 415(a)(5). If the Registrant sells any Unsold Previously Registered Securities during the grace period, the Registrant will identify in a pre-effective amendment to this registration statement the new amount of Unsold Previously Registered Securities to be carried forward to this registration statement in reliance upon Rule 415(a)(6) and any filing fee paid in connection with such Unsold Previously Registered Securities and the amount of any new securities to be registered. Pursuant to Rule 415(a)(6) under the Securities Act, the offering under the Previously Filed Registration Statements of the Unsold Previously Registered Securities registered thereunder will be deemed terminated as of the date of effectiveness of this registration statement.
*	To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

Certain matters of United States law will be passed upon for us and the Selling Shareholders by Paul, Weiss, Rifkind, Wharton & Garrison, LLP, New York, New York. Certain matters of Marshall Islands law and Liberian law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.’s Annual Report (Form 20-F) for the year ended December 31, 2016 and the effectiveness of Star Bulk Carriers Corp.’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 8B Chimarras, 15125, Maroussi, Greece and is registered as a corporate body with the public register for company auditors-accountants kept with the Body of Certified-Auditors-Accountants, or SOEL, Greece with registration number 107.

5,000,000 common shares

PROSPECTUS SUPPLEMENT

            , 2018

Morgan Stanley